AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996
                                                      REGISTRATION NO. 333-11821

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                 AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                 M.D. LABS, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN THE CHARTER)

           Delaware                             2099                    86-0835247
  (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)

   1719 West University Drive, Suite 187, Tempe, Arizona 85281; (602) 437-0127
     (ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF
          BUSINESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICER)
                                   ----------
                     Hooman Nikzad, Chief Executive Officer
                                 M.D. LABS, INC.
                       1719 W. University Drive, Suite 187
                              Tempe, Arizona 85281
                                 (602) 437-0127
           (NAME, ADDRESS, AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                                   ----------
                                   COPIES TO:


        P. Robert Moya, Esq.                    Dennis J. Doucette, Esq.

           QUARLES & BRADY                     James A. Mercer III, Esq.
  One E. Camelback Road, Suite 400       LUCE, FORWARD, HAMILTON & SCRIPPS LLP
   Phoenix, Arizona 85012-1659                 600 W. Broadway, Suite 600
          (602) 230-5500                      San Diego, California 92101
                                                   (619) 236-1414

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ----------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996

                                1,300,000 SHARES
                             [M.D. LABS, INC. LOGO]
                                  COMMON STOCK
                                   ----------

   All of the shares of Common Stock, $.001 par value per share (the "Common Stock"), offered hereby are being issued and sold by M.D. Labs, Inc., a Delaware corporation (the "Company").


   Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price per share will be $7.00. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has made application for the Common Stock to be quoted and traded on the Nasdaq National Market under the symbol "MDLA" upon the effectiveness of this Offering.

THESE ARE SPECULATIVE SECURITIES THAT SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS PRIOR TO INVESTING IN THE COMMON STOCK.
                                   ----------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                                                Underwriting          Proceeds
                                Price          Discounts and           to the
                              to Public        Commissions(1)         Company(2)
--------------------------------------------------------------------------------
Per Share .........        $     7.00           $    0.63          $      6.37
--------------------------------------------------------------------------------
Total(3) ..........        $   9,100,000        $   819,000        $   8,281,000
================================================================================


(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting Offering expenses estimated at $690,000, including the Underwriters' non- accountable expense allowance, all of which are payable by the Company. See "Underwriting."

(3) The Company has granted the Underwriters a 45-day option to purchase up to 195,000 additional shares of Common Stock at the Price to Public per share less the Underwriting Discounts and Commissions solely to cover over-allotments, if any (the "Over-allotment Option"). If the Over-allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to the Company will be $10,465,000, $941,850, and $9,523,150, respectively. See "Underwriting."

                                   ----------

    The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to certain conditions, including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of the certificates representing the Common Stock will be made against payment therefor in San Diego, California on or about three business days from the date of this Prospectus.

             SENTRA                                       SPELMAN
      SECURITIES CORPORATION                            & CO., INC.

                 The date of this Prospectus is       , 1996.

INSIDE FRONT COVER:

12 photographs of containers of company products
(4 rows x 3 columns)

1.       Citrium(TM) Lean and Trim Chewing Gum individual packets
2.       Citrium(TM) Herbal Tea box
3.       Display case of multiple Citrium(TM) Herbal Tea boxes
4.       Citrium(TM) Lean & Trim Chewing Gum bottles (large and small)
5. Women's Nature(TM) Natural Balance Herbal Tea-raspberry flavor box
6.       Citrium(TM) Lean & Trim Chewing Gum box
7.       DHEA bottles (large and small)
8.       Women's Nature(TM) P.M.S. Tea boxes
9.       Pro-Line(R) Product line bottles & boxes
10.      Daily Detox(R) Herbal Tea box

11.      Daily Detox(R) and Daily Detox(R) II bottles

12.      Daily Detox(R) Detox Herbal Tea-apple cider cinnamon flavor





   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

   The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in the Prospectus does not give effect to the exercise of the Over-allotment Option granted to the Underwriters, as described under "Underwriting." On May 31, 1996, the Company exchanged 3,000,000 shares of its Common Stock for all of the membership interest in Houston Enterprises, L.L.C., an Arizona limited liability company ("Houston"), and the financial statements at May 31, 1996 reflect that exchange. For the years ended May 31, 1995 and 1996, the Company's predecessor was taxed as a limited liability company. For income tax reporting purposes, all profits and losses for such years, and certain other items, were passed through to the members of Houston. Because the income of the Company will be taxable after May 31, 1996 certain temporary differences between financial and tax reporting are reflected as an income tax benefit in the statement of income for the years reported and as deferred tax assets in the balance sheets for the years reported. Except for historical information, the matters discussed in this Prospectus are forward-looking and involve risks and uncertainties. See "Risk Factors."

                                   THE COMPANY

   M.D. Labs, Inc. (together with its subsidiaries, the "Company") packages, markets and distributes natural food and dietary supplements, consisting primarily of herbal products and sports nutrition products, as well as a weight management chewing gum product. The Company has focused on new product innovation, such as its Daily Detox(R) teas targeted to the detoxification herbal tea market and its Citrium(TM) Lean and Trim chewing gum targeted to the weight loss chewing gum market. The Company's products generally are sold to distributors and to health food, drug and other retail stores.

   The Company currently markets the Naturally Klean(R), Daily Detox(R), Women's Nature(TM), HerbalPathic(TM) and Citrium(TM) product lines. Through its wholly-owned subsidiary, Belnik Investment Group, Inc. doing business as Freedom Wholesalers, Inc. ("Freedom"), the Company also markets The Stuff(TM) and Naturally Klean(R) Herbal Tea,(TM) and under the PRO-LINE(R) name it markets products such as Super ProLean(TM) Fat Burners, Amino Formula "1240"(TM) and Chromoplex(TM). The Naturally Klean(R) and Daily Detox(R) lines are focused on the detoxification market. These products are available in teas, capsules and extracts. Women's Nature(TM) herbal tea and the HerbalPathic(TM) single herb supplements support and enhance overall health. The Citrium(TM) product line addresses the weight management market. The Freedom products are intended for the detoxification and energy supplement markets, and the PRO-LINE(R) products are formulated for the sports nutrition market.

   Sales of herb-based products, including dietary supplements, are estimated to exceed $1 billion in the United States annually. Industry sources also indicate that sales of sports nutrition products, excluding beverages, were $675 million in 1995. The market for natural dietary supplements, weight management and sports nutrition products is highly fragmented, with intense competition among larger companies offering full lines of products and smaller single product companies. The industry is characterized by frequent new product introductions, short product life cycles, rapid price declines and eroding profit margins. The Company believes that the competitive forces within the industry are characterized by product innovation, brand recognition, and effective marketing and distribution.

   The Company is pursuing a three-pronged growth strategy focusing on (i) expansion of sales of existing products to current and new customers via increased advertising and marketing and development of additional channels of distribution; (ii) development of new products which complement the Company's existing product lines or address new markets with significant growth potential; and (iii) acquisition of other companies, products or product lines which, as in the case of new products under internal development, complement the Company's existing product lines or address new markets with significant growth potential.

   The Company was incorporated in Delaware on February 7, 1996 to be the successor to Houston. On May 31, 1996, the Company acquired all of the membership interests in Houston and thereupon succeeded to Houston's business. Houston acquired its original line of products from Houston Enterprises, Inc., an Arizona corporation, through an asset purchase completed in February 1994. Houston Enterprises, Inc. introduced its first product line in 1987. In February 1996, the Company purchased all of the outstanding stock of an affiliated company, Belnik Investment Group, Inc., an Arizona corporation, which distributed the Freedom products. See "Certain Transactions." The Company obtained the PRO-LINE(R) product line through the purchase of substantially all of the assets of Olympian Global, L.L.C., an Arizona limited liability company ("Olympian Global") in January 1996.

   The principal office of the Company is located at 1719 W. University, Suite 187, Tempe, Arizona 85281. The Company's telephone number is (602) 437-0127.

                                  THE OFFERING

Common Stock offered by the Company ...................   1,300,000 shares
Common Stock to be outstanding after the Offering  ....   4,300,000 shares(1)
Use of proceeds .......................................   To fund development of sports nutrition product lines;
                                                          increase marketing and advertising; upgrade computer
                                                          systems; acquire automating equip- ment; and
                                                          potentially acquire complementary products and
                                                          businesses. See "Use of Proceeds."
Proposed Nasdaq National Market Symbol ................   "MDLA"


----------
(1) Excludes (i) 464,421 common shares issuable upon the exercise of outstanding warrants as of August 31, 1996, of which warrants for 276,149 shares were exercisable, and (ii) 228,000 shares issuable upon exercise of outstanding stock options authorized under the Company's 1996 Stock Option Plan, none of which were exercisable as of August 31, 1996. See "Description of Capital Stock -- Warrants" and "Management -- Stock Option Plan."


                 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

   The following summary financial data of the Company have been derived from the audited financial statements of the Company. The summary financial data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's
financial   statements  and  the  notes  thereto  appearing  elsewhere  in  this
Prospectus.


                                                        THREE MONTHS ENDED
                                                             AUGUST 31,               YEARS ENDED MAY 31,
                                                     -------------------------     -------------------------
                                                        1996           1995           1996           1995
                                                     ----------     ----------     ----------     ----------
                                                           (UNAUDITED)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Net sales ......................................     $1,059,325     $  977,990     $5,191,067     $4,193,997
Cost of goods sold .............................        320,910        259,395      1,510,479      1,608,568
                                                     ----------     ----------     ----------     ----------
Gross Profit ...................................        738,415        718,595      3,680,588      2,585,429
Selling, general and administrative expenses ...        565,278        464,539      2,141,926      2,012,641
                                                     ----------     ----------     ----------     ----------
Income from operations .........................        173,137        254,056      1,538,662        572,788
Interest expense ...............................         10,783              0         12,991              0
                                                     ----------     ----------     ----------     ----------
Income before income tax .......................        162,354        254,056      1,525,671        572,788
Income tax benefit .............................              0              0         86,039              0
Income tax expense .............................         64,942              0              0              0
                                                     ----------     ----------     ----------     ----------
Net income .....................................     $   97,412     $  254,056     $1,611,710     $  572,788
                                                     ==========     ==========     ==========     ==========
PRO FORMA NET INCOME DATA (UNAUDITED)(1):
Income before income tax .......................     $  162,354     $  254,056     $1,525,671     $  572,788
Pro forma income taxes .........................         64,942        101,622        610,039        229,115
                                                     ----------     ----------     ----------     ----------
Pro forma net income ...........................     $   97,412     $  152,434     $  915,632     $  343,673
                                                     ==========     ==========     ==========     ==========
Pro forma net income per share(2) ..............     $     0.03     $     0.05     $     0.29     $     0.11
                                                     ==========     ==========     ==========     ==========
Shares used in pro forma net income per share(2)      3,199,140      3,197,940      3,197,940      3,197,940
                                                     ==========     ==========     ==========     ==========


                                                        AUGUST 31, 1996
                                                          (UNAUDITED)
                                                 --------------------------------
                                                    ACTUAL          AS ADJUSTED(3)
                                                 -----------        -------------
BALANCE SHEET DATA:
Cash and cash equivalents ..............         $   163,309         $ 7,754,309
Working capital ........................           1,302,829           8,893,829
Total assets ...........................           2,714,072          10,305,072
Long-term debt .........................                   0                   0
Total shareholders' equity .............           2,115,711           9,706,711

----------

(1) For the two years ended May 31, 1996, Houston elected under Internal Revenue Code Sub-Chapter K to be treated as a limited liability company, and accordingly, generally was not subject to federal and state income taxes. For income tax reporting purposes for these years, all profits and losses, and certain other items, were passed through to the members of Houston. Since the income of the Company will be taxable after May 31, 1996, income tax expense for the years ended May 31, 1996 and 1995 has been presented as if the Company was a C corporation during those years. The income tax expense was calculated assuming an effective tax rate of 40%.

(2) Based on weighted average common shares and common share equivalents outstanding as of May 31, 1996, giving retroactive effect to the Company's conversion in May 1996 from a limited liability company to a corporation, and the conversion of membership interests into Common Stock. See Note 14 of Notes to Financial Statements.

(3) Adjusted to give effect to the sale of 1,300,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $7.00 per share net of underwriting discounts and commissions, and other estimated offering expenses, and exclusive of the Underwriters' Over-allotment Option). See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

   Prospective purchasers of the Common stock should carefully consider the following risk factors and the other information contained in this Prospectus before making an investment in the Common Stock. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Strategy." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward- looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.


   LIMITED INDUSTRY EXPERIENCE; RECENT BUSINESS VENTURE. Although the Company has been profitable from inception, management has not had extensive experience in the natural dietary supplement business or in the weight management products business. Several of the Company's employees, however, have been active in the industry for a number of years, although no employees are health science professionals. The Company was formed in February 1996 and commenced business through its predecessor in February 1994. Consequently, it has only a limited operating history. It can be expected that future operating results may continue to be subject to many of the problems, expenses, delays and risks inherent in the early development of a business enterprise and that the Company may have little control over some of such occurrences. For example, the Company has not completed the process of updating formal government regulation compliance, inventory control and processing and management information systems, nor has it yet received governmental inspections, such as those conducted by entities such as the Occupational Safety and Health Administration ("OSHA"), the Food and Drug Administration ("FDA") and Federal Trade Commission ("FTC"), as can be expected in the industry. There can be no assurance, therefore, that the Company will be able to continue the development of its business while sustaining profitability in future periods. See "Business -- Strategy" and "-- Government Regulation."


   SHORT PRODUCT LIFE CYCLES; DEPENDENCE ON NEW PRODUCTS. Certain of the Company's products primarily are used by consumers who are early to adopt new products. The markets for such products are characterized by factors such as changing customer demand, short product life cycles and frequent new product introductions. Such changes and cycles often are not due to identifiable market factors. The performance of the Company will depend on its ability continually to develop and market new products that achieve customer acceptance and loyalty, as well as its ability to adapt its product offerings to meet changing pricing considerations, consumer preferences and other market factors. The Company's business, financial condition and results of operations could be materially adversely affected if the Company were to incur delays in developing new products or if such new products did not gain market acceptance. Therefore, there can be no assurance that the Company's existing or future products will be sufficiently successful to enable the Company to compete effectively in its current markets or, should the Company's product offerings meet with significant customer acceptance, that one or more current or future competitors will not introduce products which compete successfully with the Company's products. See "Business -- Product Planning, Development and Acquisition."


   COMPETITION AND LOW BARRIERS TO ENTRY. The market for health food supplements and sports nutrition products is characterized by intense competition based on factors such as product innovation, brand recognition and effective marketing and distribution. The Company faces substantial competition in its efforts to capture a significant share of its markets. A number of companies currently offer competing products and additional competing products most probably will be introduced by other companies in the future. There can be no assurance that other companies will not develop products that are similar to those offered by the Company. In addition, many of the Company's existing and potential competitors have greater financial, marketing and research capabilities than the Company. Therefore, these competitors may be better positioned to capture incremental sales of products comparable to the Company's products which may become accepted in the mainstream marketplace. See "Business -- Competition."

   ABSENCE OF CLINICAL STUDIES, SCIENTIFIC REVIEW AND TESTING. As discussed in greater detail in the section relating to government regulation, current law requires the Company to obtain scientific data and substantiation to support its promotional claims concerning its products. Some products may require advance FDA approval for the claims, and all product claims must be at least supported by adequate substantiation. The Company has implemented a policy for collecting the available substantiation for its product claims, which in most cases consists of information prepared and supplied by other companies, including the Company's suppliers. The sufficiency of the Company's substantiation for its product claims has not been reviewed by any regulatory agency, and the Company has not provided nor been requested to provide any scientific data to the FDA or the FTC. There can be no assurance that the substantiation data obtained or available to the Company in support of its product claims will be deemed acceptable by the FDA or the FTC, should either agency request such substantiation in the future. Further, the FTC has recently commenced administrative proceedings against other businesses in the health food industry, questioning the sufficiency of their substantiation for various product claims. There is no assurance that such proceedings by the FTC or the FDA will not be brought against the Company, and such proceedings or product changes needed to avoid the commencement of such proceedings could have a material adverse effect on the Company's business, financial condition and results of operations.


   The Company markets its products on the premise that they fall within the category known as "dietary supplements." Current regulations do not require that this category of products undergo clinical testing or FDA review before they are marketed. The Company does not conduct or sponsor such studies, nor does it analyze the contents of products received from third-party manufacturers. See "Risk Factors -- Reliance on Outside Suppliers and Manufacturers." As a result, there can be no assurance that the Company's products contain ingredients precisely as labelled, and there is increased risk that the Company's products may cause unexpected side effects for which the Company may be liable to the persons injured and/or the Company may be subject to administrative and judicial proceedings by the regulatory authorities. Ingredients similar to those contained in the Company's products have been associated with such adverse effects. Additionally, the Company has received occasional complaints from consumers of Daily Detox(R), Daily Detox(R) II and Naturally Klean(R) products regarding dissatisfaction with product quality or suggesting a connection with minor physical ailments, or, in one case, a customer's hospitalization. With the exception of the hospitalization complaint, the Company has responded to the
complaining   customers  and  has  resolved  their  complaints  by  providing  a replacement or similar product of the Company. In the case of the reported hospitalization, although the Company believes the complaint is meritless, the Company has tendered the complaint to its product liability insurance carrier. The Company has never been served with a product liability lawsuit. Because the Company is highly dependent upon consumers' perception of the safety and quality of its products as well as similar products distributed by other companies, the Company's business, financial condition and results of operations could be materially adversely affected if any of the Company's products or any similar products distributed by other companies should prove to be harmful to consumers. In addition, because of the Company's dependence upon consumer perceptions, adverse publicity associated with illness or other adverse effects resulting from consumers' failure to consume the Company's products as suggested by the Company or other misuse or abuse of the Company's products or any similar products distributed by other companies could have a material adverse effect on the Company's business, financial condition and results of operations.

   Further, the Company believes that recent growth experienced by the nutritional supplement market is based in part on national media attention regarding recent scientific research suggesting potential health benefits from regular consumption of certain nutritional products. Such research has been described in major medical journals, magazines, newspapers and television programs. The scientific research to date is preliminary, and there can be no assurance of future favorable scientific results and media attention or of the absence of unfavorable or inconsistent findings. See "Business -- Government Regulation." There is also no assurance that regulatory agencies will continue to permit the marketing of such products based on the type of scientific research available.

   Some of the Company's products may not qualify for dietary supplemental status, and may become the subject of regulatory classification as a "drug" or "new drug." The absence of clinical studies and scientific review for such products could require the Company to discontinue their sale until formal FDA approval of a New Drug Application is obtained. The Company does not expect that it would be in a position to finance the submission of a New Drug Application. At present all of the Company's products are of a type which are commonly marketed by various companies as dietary supplements, and not as "drugs". There is no assurance as to any of the Company's products that a "drug classification" might not be imposed. For example, the Company's Naturally Clean(R) product line consists of products designed to stimulate the body's natural cleansing process. Such products are today sold by various companies as foods or dietary supplements. If, by administrative or legislative action, products making such claims were to be classified as "drugs," these products might no longer be able to be sold with such claims. In the event that a drug classification is imposed for any of the claims for which the Company markets its products, it is the Company's intention to remove such claims from its product labels. This may adversely affect the Company's ability to promote such products. The Company cannot anticipate which of its products might be affected by such changes in classification.


   All or any of the above may require the Company to make a business decision to discontinue the marketing of one or more of its products. There is no assurance that any such discontinuance or the cumulative effect of such discontinuance may not have a material adverse effect on the Company's business, financial condition or results of operations.

   UNCERTAINTY AND POTENTIAL NEGATIVE EFFECTS OF GOVERNMENT REGULATIONS. The manufacturing, processing, formulating, packaging, labelling and advertising of the Company's products are subject to regulation by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission (the "CPSC"), the United States Department of Agriculture (the "USDA"), and the Environmental Protection Agency (the "EPA"). The Company's activities are also regulated by various agencies of the states, localities and foreign countries to which the Company's products are distributed and in which the Company's products are sold.

   The composition and labelling of dietary supplements, which comprise a significant majority of the Company's products, is most actively regulated by the FDA under the provisions of the Federal Food, Drug, and Cosmetic Act ("FFDC Act"). The FFDC Act has been revised in recent years by the Nutrition Labeling and Education Act of 1990 ("NLEA") and by the Dietary Supplement Health and Education Act of 1994 ("DSHEA"). While in the judgment of the Company these regulatory changes are generally favorable to the dietary supplements industry, there can be no assurance that the Company will not in the future be subject to additional laws or regulations administered by various regulatory authorities. In addition, there can be no assurance that existing laws and regulations will not be repealed or be subject to more stringent or unfavorable interpretation by applicable regulatory authorities.

   The labelling requirements for dietary supplements have not been clearly established. In December 1995, the FDA issued proposed regulations to govern the labelling of dietary supplements. These regulations are expected to become final later in 1996, and would require the Company to revise all of its dietary supplement labels in 1997. The FDA has informally stated that it will, subject to public comment, withhold enforcement of these regulations until January 1, 1998.


   Marketing and sale of dietary supplements is to some extent dependent on avoiding a drug classification for such products. The FDA has not yet delineated how the drug versus dietary supplement distinctions will be made under the new law. Some of the Company's products may be regulated separately as foods without invoking the provisions of the law applicable to dietary supplements. The adoption of new regulations in the United States or elsewhere, or changes in the interpretation of existing regulations, could have a material adverse effect on the Company's business, financial condition and results of operations.

   In February and April of 1996, the Company was advised by the offices of the district attorney of Sonoma County and Napa County, California of certain issues regarding the label and advertising promotion claims made for the Company's citrium and super prolean products. These counties requested the Company to provide substantiation for the efficacy claims made on the labels and in the advertising for these products. Through correspondence with these counties, the Company has submitted its substantiation for the claims. The County of Sonoma also questioned the Company's use of the word "natural" for these products, and the Company responded by indicating that this use was consistent with current industry practice. The last correspondence with these counties was in May of 1996, and the Company has not heard further from these counties in response to the substantiation submitted. See also "Business -- Government Regulation" regarding substantiation requirements. The Company has also been advised by several states, including the State of New York, that it may not sell its Naturally High(TM) herbal energy product or any other product that contains ma huang or ephedrine in that state. The Company has discontinued selling Naturally High(TM), the only product of the Company which contained ma huang or ephedrine.


   The  Company  cannot   predict  the  nature  of  future  laws,   regulations,
interpretations or applications, nor can it determine what effect either additional governmental regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory pronouncements would have on its business in the future. Applicable regulations could, however, require the reformulation of certain products to meet new standards, recall or discontinuance of certain products not able to be reformulated, additional recordkeeping, expanded documentation of the properties of certain products, expanded or different labeling and/or scientific substantiation. Any or all of such requirements could have a material adverse effect on the Company's business, financial condition and results of operations.


   Governmental regulations in foreign countries may also apply to sales of the Company's products sold in these countries. The Company's international sales to date have been primarily through distributors serving Japan, Taiwan, Canada, Korea and Bermuda. The Company relies on its independent distributors in these countries for compliance with foreign regulations. For example, the Company altered the formulation of its Citrium(TM) gum for sale in Japan based upon input from its distributors regarding Japanese law. These distributors are independent contractors over whom the Company has limited control. There can be no assurance that the sales of the Company's products comply with foreign regulations or will continue to do so in the future. In the event of any such failure, the Company may be subject to penalties for such non-compliance which would have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, Governmental regulations in foreign countries where the Company plans to commence or expand sales may prevent or delay entry into the market or prevent or delay the introduction, or require the reformulation of certain of the Company's products. See "Business -- Government Regulation."

   NON-COMPLIANCE WITH GOVERNMENT REGULATIONS. The Company's business is in the industry commonly known as the "health food industry" which has been the subject of many years of vigorous administrative and judicial enforcement by the FDA. The FDA has taken the position that many businesses which conduct operations similar to those of the Company are to varying extents in violation of the law. The Company has recently undertaken a review of its products in light of current regulations. Because of the evolving status of the regulatory environment and the early stage in the life cycle of many of the Company's products, the Company cannot be certain as to which regulations govern its activities. Nevertheless, the Company believes that some of its products do not or may not comply with existing regulations in all respects. The Company has commenced making the modifications that it believes are necessary to come into material compliance with such regulations. These modifications will apply to all of the Company's products, and will include revised labeling to incorporate necessary statements and disclosures (identification of product as a "dietary supplement" and, where applicable, adding a notice that "This statement [about an efficacy claim] has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease." After the labeling changes are made, the Company will also provide formal notice to the FDA that such statements have been placed on the label of a product. As part of this process, the Company will also generally review its product line for compliance with technical requirements such as type size, sufficiency of declaration of ingredients, as well as for the sufficiency of substantiation for any product claims. The Company estimates that the cost of making the label changes will be approximately $35,000. The Company expects that it will be able to comply with the modifications needed for the labels, but there is no assurance that the Company's substantiation, for any particular claim will be adequate to support the continued marketing of products with such claim. A requirement for the removal of "unsubstantiated claims" from the Company's labeling and advertising could have a material adverse effect on the Company. See "Business -- Government Regulation" regarding substantiation requirements.

   The Company's facilities are subject to regulation by various governmental agencies, including state and local licensing, zoning, land use, construction and environmental regulations and various health, sanitation, safety and fire codes and standards. Failure to obtain necessary licenses or approvals or suspension, due to failure to comply with applicable regulations or otherwise, could interrupt the Company's packaging and distribution operations. The Company recently became aware of the need for local licensing with respect to certain aspects of its business. The Company may be subject to criminal or civil penalties, including orders or injunctions to cease certain operations for failure to have such licensing. There can be no assurance that the Company can obtain such licensing without incurring material disruption of its business or material regulatory penalties, if at all.


   EFFECT OF DISCONTINUED PRODUCT. The Company recently discontinued selling its Naturally High(TM) herbal energy product. Naturally High(TM) represented less than 1% of revenues in fiscal 1996. This product contains ma huang. Ma huang has been the subject of certain adverse publicity in the United States and other countries relating to alleged harmful effects. After numerous reports of adverse reactions, the FDA has warned that people should not consume ma huang, and several states and local governments have banned or heavily regulated products containing ma huang. The FDA has investigated reports linking products containing ma huang or its active ingredient, ephedrine, to adverse reactions such as heart problems, stroke and death. The State of New York banned the sale and distribution of Naturally High(TM) and 19 competitors' products due to this reported link of products containing ephedrine to adverse reactions. In general, there has been very vigorous regulatory activity at both the federal and state level against products which might be construed as a substitute for otherwise illegal street drugs. Also, on May 23, 1996 Bill Number S.1806 was introduced into the United States Senate, which would amend the FDDC Act to provide that if the label or labeling of a dietary supplement claims or implies that it produces euphoria, heightened awareness, or similar mental or psychological effects -- such a product would be regulated as a drug under the Act. See the discussion above regarding significance of drug classification.

   While the Company believes that Naturally High(TM) is safe when used as suggested and the Company does not know of any heart problems, strokes, deaths or other health-related incidents that have been linked to the product, it has chosen to focus on other products. In August 1996, the Company received a letter from the FDA, which referred to the recent regulatory activity concerning the above types of products, and specifically objected to the Company's continued marketing of Naturally High.(TM) On August 30, 1996, the Company advised the FDA that the Company had discontinued the sale of Naturally High(TM) and would not market any other products which contained ma huang or any other type of ephedrine.


   The Company has not received any claims of liability with respect to products containing ma huang previously sold by the Company, although there can be no assurance that such claims will not be asserted in the future. See "Business -- Products," "-- Product Liability" and "-- Government Regulation."

   PRODUCT CONCENTRATION. Sales of the Company's Naturally Klean(R) and related products, and Citrium(TM) products accounted for approximately 51% and 25%, respectively, of the Company's net sales for the fiscal year ended May 31, 1996. The Company anticipates the sale of such products or a limited number of other products will continue to contribute a substantial portion of total revenues in subsequent periods. The market for the Company's products is characterized by extensive competition, frequent new product introductions, short product life cycles, rapid product declines, eroding profit margins and changing preferences of consumers. A decline in the demand for any of the Company's products, including the foregoing, whether as a result of competition, changes in demographic trends or other factors, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Products."


   DIFFICULTY OF PRODUCT POSITIONING. Approximately 55% of the Company's fiscal 1996 revenue was derived from sales of The Stuff(TM) and Naturally Klean(R). These products are designed to eliminate temporarily toxins from the body. However, the Company believes the products instead are often used in preparation for urine drug testing. A change in drug testing methodology from urine tests to blood or hair tests could cause a material decrease in sales of The Stuff(TM) and Naturally Klean(R) and, therefore, in revenues and profits for the Company. Additionally, there can be no assurance that the potential association by customers of the Company with such activities would not hinder market acceptance of the Company's other products as it attempts to replace any lost revenues from such a change in methodology or seeks to diversify its product offerings. See "Business -- Products."


   EXPOSURE TO PRODUCT LIABILITY. The Company faces a significant risk of product liability claims in the event that the use of its products is alleged to have resulted in adverse health effects. To date, no product liability lawsuits have been brought against the Company. However, a number of the Company's competitors are routinely sued on product liability claims. Moreover, the Company's products contain ingredients, although in different combinations or concentrations, which have been associated with adverse effects. The Company has purchased product and general liability insurance with general aggregate limits of $2 million and a $3 million excess liability umbrella policy. Such policies provide coverage of up to $1 million for each occurrence. There can be no assurance that liability claims will not exceed the coverage limits or be excluded by coverage limitations or that such insurance will continue to be available on commercially reasonable terms or at all. If the Company does not or cannot maintain sufficient liability insurance, its ability to market its products may be significantly impaired. In addition, product liability claims could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Product Liability."

   LIMITED CAPITALIZATION. After completion of this Offering, the Company will have approximately $9.58 million in working capital. There can be no assurance that such capitalization is sufficient to enable the Company to compete adequately in the industry on a continual basis or to defend itself against potential liabilities associated with its products. Additionally, the Company plans to continue to grow through development of its existing products and through the development and acquisition of new products and existing operating companies. The planned development and expansion of the Company's business will place significant demands on the Company's working capital. There can be no assurance that sufficient capital resources would be available to the Company if and when required by management, or on terms that would be acceptable to the Company. In the course of raising such additional capital, the Company may be required to forego a substantial interest in its future revenues or dilute the equity interests of existing stockholders, and a change in control could result. See "Risk Factors -- Competition and Low Barriers to Entry," "-- Exposure to Product Liability," "Selected Financial Data" and "Business -- General," "-- Strategy" and "-- Competition."


   CUSTOMER CONCENTRATION. Over 50% of the Company's revenues are generated from sales to distributors and large retail accounts, including one account, Naoki Corporation of Japan ("Naoki"), which constituted $634,000, or approximately 12.2% of the Company's net sales in fiscal year ended May 31, 1996. The Company does not have written contracts with its primary distributors. Additionally, seven customers comprised approximately 60% of the accounts receivable balance at May 31, 1996. Although there can be no assurance that the Company's principal customers will continue to purchase products from the Company at current levels, if at all, the Company expects to continue to depend on its principal customers for a significant portion of its net sales. The loss of any one of such customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing."


   RELIANCE ON OUTSIDE SUPPLIERS AND MANUFACTURERS. The Company relies upon various outside sources to supply its raw materials and to manufacture its products, many of which obtain raw materials from outside the United States. The Company has not determined if the outside manufacturers comply with applicable regulations or licensing requirements or if the foreign jurisdictions provide the Company recourse for manufacturing defects. The Company does not analyze the contents of products received from outside suppliers or manufacturers. The Company currently has no written agreements with any of such sources; however, the Company's relationships with these sources are believed to be good.
Nevertheless, any disruption in the supply of raw materials, in the manufacturing volume or delivery schedule, in the pricing or in the quality of such products is outside of the Company's direct control and could adversely and materially affect the Company's business, financial condition and results of operations until replacement sources are established. In addition, the Company's recourse against such suppliers for any damages it may suffer may be limited. Because the industry is characterized by a fragmented manufacturing base, management believes that other outside manufacturing services could be obtained at similar costs from a number of alternative sources within a reasonable period of time, with the exception of the source of most of the Company's herbal products. Management believes the Company reserves adequate inventory in the event of a need to change suppliers. However, an interruption in the supply of raw materials, such as through crop failures or embargoes, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Production."

   RELIANCE ON OTHERS TO DEVELOP PRODUCTS. None of the Company's employees are health science professionals, and the Company itself has not developed any of the products that it currently sells. To date, it has relied on the acquisition of product formulas through various asset purchases and the commission of product development with health science professionals. At present the Company pays royalties to certain of the developers of the product formulas. See "Business -- Product Royalties." The Company does not have long-term contracts with any health science professionals for the development of new products and will continue for the foreseeable future to rely on third parties to develop new products. No assurances can be given that such individuals will be willing or able to develop commercially successful products for the Company, or that such individuals' services or product formulas will be available on terms that are advantageous to the Company. See "Business -- Product Planning, Development and Acquisition."

   MANAGEMENT OF GROWTH. The Company plans to expand its overall level of operations, which is expected to strain the Company's management, technical, financial and other resources. To manage growth effectively, the Company is likely to hire additional personnel, implement expanded operating, manufacturing and financial controls, install enhanced reporting and management information systems for materials procurement, manufacturing, order processing, system monitoring, customer service and financial reporting, and otherwise to improve coordination between product formulation, manufacturing processes, marketing, sales and finance functions. The Company's failure to expand its sales base and manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

   SELECTION AND INTEGRATION OF ACQUISITIONS. A key element of the Company's strategy is expansion through the acquisition of other companies, assets or product lines. There can be no assurance, however, that the Company will be successful in identifying appropriate opportunities or negotiating favorable terms. The integration of any such acquisition is critical to the future financial performance of the Company after any such acquisition. Complete integration of any acquisitions could take several quarters to accomplish and will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing, manufacturing, research and development and regulatory compliance efforts. The difficulty of combining companies may be increased by the need to integrate the personnel and geographic distance between the companies. Changes brought about by any acquisition may cause key employees or distributors to terminate their relationship with the Company. In addition, the Company might incur significant integration or additional operating costs associated with an acquisition. There can be no assurance that such costs will not have an adverse effect upon the Company's business, financial condition and results of operations, particularly in the fiscal quarters immediately following the consummation of any acquisition, while the operations of the acquired business are being integrated into the Company's operations. The process of integrating companies may cause management's attention to be diverted from operating the Company. In addition, the process of combining two organizations could cause the interruption of, or a loss of momentum in, the activities of either or both of the companies' businesses. There can be no assurance that any acquisition will not materially and adversely affect the Company's business, financial condition or results of operations or that any such acquisition will enhance the Company's business.
See "Business -- Strategy."


   DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL. The Company depends upon the active involvement of its senior managers, including its executive officers. The loss of one or more of such officers could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company has not purchased key man insurance on any of its key personnel, it has entered into employment agreements with Messrs. Nikzad, Todd Belfer, Djahandideh and Denton as executive officers. Two of the Company's directors, Harvey Belfer, the father of Todd Belfer, and Kenneth A. Steel, serve as consultants to the Company on a part-time basis. They have committed to the Company that they will make their time available to the Company as its business may require. Although the Company believes that these directors' time commitments should be sufficient to meet the demands of the business of the Company, there is no assurance they will continue to have sufficient time available or that the Company will be able to hire additional managers with the necessary expertise if the need arises. The Company's success and growth strategy also depend on its ability to attract and retain qualified finance, accounting, purchasing, marketing, sales and other personnel. Such personnel are in high demand and are often subject to competing offers. There can be no assurance that the Company will be able to attract and retain the qualified personnel necessary for its business and planned growth. See "Business -- Production" and "Management -- Employment Agreements."

   UNCERTAINTY REGARDING PROPRIETARY RIGHTS. The Company's success will depend in significant part on its ability to retain protection of its proprietary rights, including preservation of its trade secrets and know-how, without infringing on the rights of others. The Company's products are sold under a variety of trademarks and trade names. While the Company believes that it has valid proprietary interests in all currently used trademarks and trade names in the United States, only certain of the trademarks have been granted registration with the United States Patent and Trademark Office ("U.S. Pat. Off."), others have been filed with the U.S. Pat. Off. and are in the process of being registered, and others have not been filed. Additionally, the Company entered into an agreement with Olympian Global in January 1996 for the acquisition of rights to the federally-registered trademark, PRO-LINE(R), as well as certain related names and marks. The Company believes Olympian Global may have breached certain aspects of the acquisition agreement relating to the trademark and trade name rights transferred thereunder. The Company is unable to predict the extent (if any) to which its rights to the assigned trademark and trade name may be affected by this matter. See "Business Products -- Sports Nutrition Products." There can be no assurance that the Company will be able to successfully defend its trademarks or trade names against claims that might be brought by third parties or obtain protection for trademarks or trade names used with new products. See "Business -- Proprietary Rights: Trade Names, Trademarks and Copyrights."


   The Company does not maintain patent protection for its products and processes, but rather relies on trade secret laws and common law concepts of confidentiality to protect its product formulations. There can be no assurance that the measures taken by the Company will protect the Company's proprietary information or that others will not gain access to, or independently develop similar trade secrets or know-how which will permit them to develop formulations or processes that are substantially similar or superior to those of the Company.

   ACCOUNTS RECEIVABLE. The Company distributes its products primarily through distributors and retailers. While the Company typically extends 30-day credit terms to qualified customers, some of its distributors and retailers tend to extend the payment of their accounts beyond such terms and some are requiring longer payment terms. For the year ended May 31, 1996, the Company's receivable turnover was approximately 44 days. Although the Company has experienced no cash flow problems in the past caused by the aging of its accounts receivable, as management implements its plans for growth and should revenues rise, the Company may experience larger accounts receivable balances and increasing cash requirements, possibly creating cash flow pressures. Such pressures could present difficult working capital demands on the Company which, if not resolved, could limit the Company's growth. See "Business -Marketing."

   FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results may vary significantly due to a variety of factors, including changing market demands and customer demographics, the availability and cost of raw materials, the introduction of new products by the Company and its competitors, seasonality of sales, the ability of the Company's sub-contractors and manufacturers to perform as agreed, the timing and effectiveness of the Company's advertising and promotional campaigns, pricing pressures, general economic and industry conditions that affect customer demand and other factors. There can be no assurance that the Company can continue to operate at historic levels or that the Company's financial performance will remain stable from quarter-to-quarter. The Company expects quarterly operating results to vary in the future. Accordingly, period-to-period comparisons of financial results should not be relied upon as an indication of future performance. No assurance can be given that the Company will maintain profitability, in any given quarter, or at all, in the future. It is possible that, if the Company's stock is followed by market analysts, the Company's results for any quarter will fall below such analysts' expectations. In such event, the market for the Common Stock would be materially adversely affected.

   NO INDEPENDENT MARKET STUDIES. The Company participates in markets for which there generally is limited available market data. The Company has formulated its business strategies based on certain assumptions of the Company's management regarding the size of its markets, the Company's anticipated share of the markets, and the estimated prices for and acceptance of the Company's products. There can be no assurance that these assessments will prove to be correct. No independent market studies have been conducted on behalf of the Company, nor are such studies planned. See "Business -Marketing."

   RISK OF PRODUCT RETURNS. The Company encounters the risk of product returns from its customers. The Company's current return policy for retail customers generally involves exchange of products and not the refund of the purchase price. Nevertheless, certain of the Company's larger customers are requiring more favorable return policies including longer periods within which such customers may return products for a credit. Product returns to date have been less than 4% of sales; however, there can be no assurance that actual levels of returns will not significantly exceed the amounts previously experienced by the Company, and such returns could have a material adverse effect on the Company's business, financial condition and results of operations.


   RISKS ASSOCIATED WITH INTERNATIONAL SALES. In fiscal 1996, distributors serving primarily Japan, Taiwan, Canada and Korea, and to a lesser extent Bermuda, England, Israel, the West Indies, Australia and South Africa represented approximately 17% of the Company's total revenues. The Company intends to continue to expand its operations outside the United States and to enter additional international markets, which will require significant management attention and financial resources. The Company has committed and continues to commit significant time and development resources to customizing its products for selected international markets and to developing international sales and support channels. There can be no assurance that the Company's efforts to develop international sales will be successful. The failure of such efforts could have a material adverse effect on the Company's business, financial condition and results of operations.


   International sales are subject to inherent risks, including unexpected changes in regulatory requirements, uncertainties with regard to laws protecting proprietary technology, import and export restrictions and tariffs, difficulties in staffing and managing foreign operations, the burdens of complying with a variety of foreign laws, greater difficulty and delay in accounts receivable collection, potentially adverse tax consequences and political and economic instability. The Company's export sales are currently denominated exclusively in United States dollars. An increase in the value of the United States dollar relative to foreign currencies could make the Company's products more expensive and, therefore, potentially less competitive in foreign markets. If for any reason exchange or price controls or other restrictions on foreign currencies are imposed, the Company's business, financial condition and results of operations could be materially adversely affected.


   NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Company's Common Stock. Accordingly, there can be no assurance that an active trading market will develop or be sustained upon completion of this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly operating results, developments in the health supplement industry, the FDA and other regulatory actions, public concern as to the safety of products developed by the Company or others, stock market or general economic conditions, consumer tastes and other factors. The initial public offering price of the Common Stock will be determined by negotiations among the Company and the Underwriters and may not be indicative of the prices that may prevail in the public market. See "Underwriting."

   DILUTION. The initial public offering price per share of Common Stock is substantially higher than the net tangible book value per share of the Common Stock. Purchasers in this Offering will experience immediate and substantial dilution of $4.86 Per share in the net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

   WARRANT TO THE REPRESENTATIVES. In connection with this Offering, the Company will sell to the representatives of the Underwriters, for a nominal cost, a warrant (the "Representatives' Warrant") to purchase up to 10% of the number of shares of Common Stock sold in this Offering. The Representatives' Warrant will be exercisable commencing one year after the effective date of this Offering and for five years thereafter, at an exercise price of $8.54 per share. Holders of the Representatives' Warrant are given the opportunity to profit from a rise in the market price of the Common Stock with a resulting dilution of the interest of stockholders. Furthermore, the Company will grant certain registration rights with regard to the Representatives' Warrant and such registration could result in substantial expense to the Company. See "Underwriting."

   CONTROL BY EXISTING STOCKHOLDERS. Following the sale of the shares offered by this Prospectus, the Company's existing stockholders will beneficially own approximately 70.4% of the outstanding Common Stock (67.4% if the Underwriters' Over-allotment Option is exercised in full) and the Company's officers and directors will own beneficially in the aggregate approximately 55.0% of the Common Stock (52.6% if the Underwriters' Over-allotment Option is exercised in full). Because of such ownership, these stockholders will continue to be able to influence the election of members of the Company's Board of Directors and to control the affairs of the Company, including mergers or other business combinations. See "Principal Stockholders."

   SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL FOR ADVERSE EFFECT ON STOCK PRICE. Sales of substantial amounts of Common Stock in the public market following the Offering could have an adverse effect on the market price of the Common Stock. The 1,300,000 shares offered hereby, and any shares sold pursuant to the exercise of the Underwriter's Over-allotment Option, are freely tradeable without restriction. Certain stockholders, including all officers and directors, holding an aggregate of 2,324,625 shares of Common Stock have agreed that they will not sell any Common Stock without the prior consent of the representative of the Underwriters (the "Representative") for a period of 180 days from the date of this Prospectus (the "Lockup Period"). All 3,000,000 shares outstanding prior to this Offering are "restricted securities" and will be eligible for sale in compliance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In general, Rule 144 permits sales of securities, beginning 90 days after the date of this Prospectus, by persons who have beneficially owned securities for a requisite holding period, subject to certain restrictions as to the volume of the securities sold, the manner of sale, notice and the availability of current public information about the Company. Holders of 498,375 shares of Common Stock and warrants to acquire 257,656 shares of Common Stock have the right, under certain circumstances, to require the Company to register their shares for resale under the Securities Act and to participate in future Company registrations. Additionally, as of October 15, 1996, 268,000 shares of Common Stock were issuable under options outstanding in the Company's 1996 stock option plan ("Stock Option Plan"), none of which were exercisable, and 578,421 shares of Common Stock were issuable upon the exercise of outstanding warrants, of which 267,656 were exercisable. Promptly after expiration of the Lockup Period, the Company intends to register all shares reserved for issuance under its Stock Option Plan. See "Management -- Stock Option Plan," "Description of Capital Stock -- Registration Rights," and "Shares Eligible for Future Sale."

   CERTAIN RESTRICTIVE CHARTER AND BYLAW PROVISIONS. The Company's Certificate of Incorporation (the "Certificate") and Bylaws empower the Board of Directors, without approval of the stockholders, to fix the rights and preferences of and to issue shares of Preferred Stock; prohibit a substantial stockholder of the Company from entering into a business combination or otherwise significantly increasing its interest in the stock or assets of the Company and prohibit the Company from purchasing assets or stock of such a substantial stockholder without the consent of the Board of Directors or a two-thirds majority of the stockholders of the Company; provides for staggered terms for the Company's directors and prohibit stockholders of the Company from calling a special meeting unless requested by at least 25% of the outstanding voting shares. The Certificate does not provide for cumulative voting for election of directors and does require cause and the vote of a majority of stockholders to remove a director. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law which, in general, prohibits the Company from engaging in certain business combinations with interested stockholders (as defined in the statute) for a period of three years after the person is named an interested stockholder unless (with certain exceptions) the transaction in which the person became an interested stockholder is approved as prescribed in the statute. These provisions could have the effect of deterring unsolicited takeovers or other business combinations or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then-current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests. See "Description of Capital Stock -Certain Anti-Takeover Provisions."

   MANAGEMENT DISCRETION REGARDING USE OF PROCEEDS. Approximately $2,525,000 or 33.3% of the net proceeds of the Offering, after deducting all underwriting discounts and commissions, and after deducting all estimated expenses of the Offering, and assuming the Underwriters' Over-allotment Option is not exercised, is committed to specific uses identified in this Prospectus, with the remainder available for other corporate purposes such as working capital or future acquisitions. The Company will have broad discretion in using the unallocated net proceeds of the Offering. Prospective investors will not have an opportunity to evaluate the relative merits of such unspecified uses. See "Use of Proceeds."

   SUBSTANTIAL PORTION OF PROCEEDS TO BE USED FOR NEW PRODUCT INTRODUCTION. Approximately $1,625,000, or 21% of the proceeds of this Offering, will be used by the Company in connection with the development of sports nutrition product lines. These product lines are still under development and have not been marketed. Consequently, the Company does not have any information concerning consumer acceptance of the product lines. As with all of the Company's existing product lines, the sports nutrition market is extremely competitive, with frequent product introductions. There can be no assurance that the Company will complete development of its planned product lines or that such planned product lines will be accepted by consumers, will be able to compete successfully against other similar products, or will be commercially viable.


   NO DISTRIBUTIONS OR DIVIDENDS. The Company has not paid dividends on its Common Stock and does not intend to do so in the foreseeable future. See "Dividend Policy."


   MAINTENANCE CRITERIA FOR NASDAQ SECURITIES. In order to continue to be included in the Nasdaq National Market ("NNM"), a company must maintain 200,000 publicly held shares, a $1 million market value of its public float and $1 million in net tangible assets (total assets, excluding goodwill, minus total liabilities). In addition, continued inclusion requires two market-makers, at least 300 holders of the Common Stock and a minimum bid price of $1 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in NNM if the market value of the public float is at least $3 million and the Company has $4 million in net tangible assets. The Company's failure to meet these maintenance criteria in the future may result in the discontinuance of the inclusion of its securities in NNM. As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the securities.

                                 USE OF PROCEEDS


   The net proceeds to the Company from the sale of the 1,300,000 shares of Common Stock offered hereby at an assumed initial public offering price of $7.00 per share are estimated to be approximately $7.6 million (approximately $8.8 million if the Underwriters' Over-allotment Option is exercised in full), after deducting commissions, discounts and estimated Offering expenses. The Company intends to use the net proceeds of this Offering as set forth below:


                                                                            PERCENT OF
                               PURPOSE                                        AMOUNT      NET PROCEEDS
                               -------                                      ----------    ------------
Development of Sports Nutrition Product Lines:
   Increasing product research and development, including in
     particular the completion of the development of two new sports
     nutrition product lines ..........................................     $  375,000        4.9%
   Introducing one of the above sports nutrition lines to be
     marketed through professional trainers, including raw
     material acquisition, product manufacturing, site leasing, initial advertising campaigns and expenses associated with
     establishing relationships with the professional trainers through
     whom the product will be sold ....................................        750,000        9.9
   Establishing a new approximately 10,000 square foot off-site manufacturing and packaging facility to be utilized primarily for
     the Company's sports nutrition product operations ................        500,000        6.6
Increasing product marketing and advertising campaigns for other
   products in fiscal 1997 ............................................        400,000        5.3
Repay 12% note due March 6, 1997, payable to Belfer Labs, L.L.C., an affiliated entity, plus interest ("Belfer Labs Note"). Proceeds of the note were distributed to members of the Company's
   predecessor. See "Certain Transactions." ...........................        200,000        2.6
Upgrading computer hardware and software systems, acquiring a new trade show booth, and obtaining new and upgraded
   product packaging, encapsulating and other automating
   equipment ..........................................................        300,000        4.0
                                                                            ----------     ------
Total .................................................................     $2,525,000       33.3%
                                                                            ==========     ======


   The remaining approximately $5.1 million of proceeds (approximately $6.3 million if the Underwriters' Over-allotment Option is exercised in full) has not been specifically allocated, and in the interim will be utilized for general working capital purposes. See "Risk Factors -- Management Discretion Regarding Use of Proceeds." The Company plans to use a portion of such proceeds to acquire existing product lines or entire operating companies in strategic markets, although the Company currently has no understanding, commitment or agreement regarding any such acquisition.


   Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment-grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                     LIMITED LIABILITY COMPANY DISTRIBUTIONS

   The Company's predecessor, Houston, was an Arizona limited liability company which was not obligated to pay federal or state income taxes. The earnings of Houston were treated, for federal and state income tax purposes, as if they had been earned directly by their respective members. For the fiscal years ended May 31, 1995 and 1996, Houston made distributions to its members totaling $692,817 and $1,300,000, respectively, which amount was intended, in part, to offset the members' tax liability. See "Certain Transactions."

                                 DIVIDEND POLICY

   The Company has never paid cash dividends on its Common Stock and does not anticipate paying such dividends for the foreseeable future. The Company anticipates all earnings, if any, will be retained for future investment in its business. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's results of operations, financial condition and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION


   The following table sets forth the capitalization of the Company as of August 31, 1996 on an actual basis and as adjusted to reflect the estimated net proceeds from the sale of 1,300,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $7.00 per share. This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                                     AUGUST 31, 1996
                                                             -----------------------------
                                                                                  AS
                                                                ACTUAL       ADJUSTED(1)(2)
                                                             -----------     -------------
Long-term debt .........................................     $         0      $         0
Shareholders' equity:
  Preferred Stock, par value $.01; 100,000 shares
    authorized; none issued or outstanding .............            --               --
  Common Stock, par value $.001; 8,000,000 shares
    authorized; 3,000,000 shares issued and outstanding,
    actual; 4,300,000 shares issued and outstanding, as
    adjusted(1) ........................................           3,000            4,300
  Paid in capital ......................................       2,021,808        9,611,508
    Less: Unearned compensation ........................          (6,509)          (6,509)
  Retained earnings ....................................          97,412           97,412
                                                             -----------      -----------
      Total shareholders' equity .......................       2,115,711        9,706,711
                                                             -----------      -----------
        Total capitalization ...........................     $ 2,115,711      $ 9,706,711
                                                             ===========      ===========


----------
(1) Excludes (i) 464,421 common shares issuable upon the exercise of outstanding warrants as of August 31, 1996, of which warrants for 276,149 shares were exercisable, and (ii) 228,000 shares issuable upon exercise of outstanding stock options authorized under the Company's 1996 Stock Option Plan, none of which were exercisable as of August 31, 1996. See "Description of Capital Stock -- Warrants" and "Management -- Stock Option Plan."

(2) Adjusted to give effect to the sale of 1,300,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $7.00 per share net of underwriting discounts and commissions, and other estimated offering expenses, and exclusive of the Underwriters' Over-allotment Option). See "Use of Proceeds" and "Capitalization."

                             SELECTED FINANCIAL DATA


   The selected financial data for each of the two years in the period ended May 31, 1996 are derived from financial statements of the Company, which have been audited by Coopers & Lybrand L.L.P. The Company has never declared or paid any cash dividends on shares of its capital stock. The selected financial data for the three months ended August 31, 1996 and 1995 are derived from unaudited financial statements of the Company and include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. As with all quarterly results, the Company's operating results for the three months ended August 31, 1996 are not necessarily indicative of the results that may be expected for the entire year. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and related Notes thereto and other financial information appearing elsewhere in this Prospectus.



                                                 THREE MONTHS ENDED AUGUST 31,      YEARS ENDED MAY 31,
                                                 ----------------------------    -------------------------
                                                      1996           1995           1996           1995
                                                   ----------     ----------     ----------     ----------
                                                         (UNAUDITED)
CONSOLIDATED STATEMENTS OF INCOME:
Net sales ....................................     $1,059,325     $  977,990     $5,191,067     $4,193,997
Cost of goods sold ...........................        320,910        259,395      1,510,479      1,608,568
                                                   ----------     ----------     ----------     ----------
Gross profit .................................        738,415        718,595      3,680,588      2,585,429
  Selling, general and administrative expenses        565,278        464,539      2,141,926      2,012,641
                                                   ----------     ----------     ----------     ----------
Income from operations .......................        173,137        254,056      1,538,662        572,788
Interest expense .............................         10,783              0         12,991              0
                                                   ----------     ----------     ----------     ----------
Income before income tax .....................        162,354        254,056      1,525,671        572,788
Income tax benefit ...........................              0              0         86,039              0
Income tax expense ...........................         64,942              0              0              0
                                                   ----------     ----------     ----------     ----------
Net income ...................................     $   97,412     $  254,056     $1,611,710     $  572,788
                                                   ==========     ==========     ==========     ==========
PRO FORMA NET INCOME DATA (UNAUDITED)(1):
Income before income tax .....................     $  162,354     $  254,056     $1,525,671     $  572,788
Pro forma income taxes .......................         64,942        101,622        610,039        229,115
                                                   ----------     ----------     ----------     ----------
Pro forma net income .........................     $   97,412     $  152,434     $  915,632     $  343,673
                                                   ==========     ==========     ==========     ==========
Pro forma net income per share(2) ............     $     0.03     $     0.05     $     0.29     $     0.11
                                                   ==========     ==========     ==========     ==========
Shares used in pro forma net income per
  share(2) ...................................      3,199,140      3,197,940      3,197,940      3,197,940
                                                   ==========     ==========     ==========     ==========


                                                      AUGUST 31, 1996
                                              --------------------------------
                                                        (UNAUDITED)
                                                ACTUAL           AS ADJUSTED(3)
                                              -----------        -------------
BALANCE SHEET DATA:
Cash and cash equivalents ..............      $   163,309         $ 7,754,309
Working capital ........................        1,302,829           8,893,829
Total assets ...........................        2,714,072          10,305,072
Long-term debt .........................                0                   0
Total shareholders' equity .............        2,115,711           9,706,711

----------
(1) For the two years ended May 31, 1996, Houston elected under Internal Revenue Code Sub-Chapter K to be treated as a limited liability company, and accordingly, generally was not subject to federal and state income taxes. For income tax reporting purposes for these years, all profits and losses, and certain other items, were passed through to the members of Houston. Since the income of the Company will be taxable after May 31, 1996, income tax expense for the years ended May 31, 1996 and 1995 has been presented as if the Company was a C corporation during those years. The income tax expense was calculated assuming an effective tax rate of 40%.

(2) Based on weighted average common shares and common share equivalents outstanding as of August 31, 1996, giving retroactive effect to the Company's conversion in May 1996 from a limited liability company to a corporation, and the conversion of membership interests into Common Stock. See Note 14 of Notes to Consolidated Financial Statements.

(3) Adjusted to give effect to the sale of 1,300,000 shares of Common Stock offered by the Company hereby (at an assumed offering price of $7.00 per share net of underwriting discounts and commissions, and other estimated offering expenses, and exclusive of the Underwriters' Over-allotment Option). See "Use of Proceeds" and "Capitalization."

                                    DILUTION

   The net tangible book value of the Company at August 31, 1996 was $1,611,525, or $0.54 per share. Without taking into account any changes in net tangible book value subsequent to August 31, 1996, other than to give effect to the sale of 1,300,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $7.00 per share and after deduction of the estimated underwriting discount and estimated Offering expenses payable by the Company estimated to be $690,000, the pro forma net tangible book value of the Company's Common Stock at August 31, 1996 would have been $9,202,525, or $2.14 per share. This represents an immediate increase in net tangible book value of $1.60 per share to existing stockholders and an immediate dilution in net tangible book value of $4.86 per share to investors purchasing shares in this Offering. The following table illustrates the per share dilution at August 31, 1996:



Assumed initial public offering price(1) .............................               $7.00
  Net tangible book value before Offering(2) .........................     $ .54
  Increase in net tangible book value attributable to new investors ..      1.60
Pro forma net tangible book value after Offering .....................                2.14
                                                                                     -----
Dilution to new investors ............................................               $4.86
                                                                                     =====


----------
(1) Before deducting the estimated underwriting discount and Offering expenses to be paid by the Company.

(2) Net tangible book value per share is determined by dividing the net tangible book value of the Company (tangible assets less liabilities) by the number of shares of the Company's Common Stock outstanding at August 31, 1996.

    The following table sets forth, on a pro forma basis at August 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and to be paid by new investors based upon an assumed initial public offering price of $7.00 per share:



                              SHARES PURCHASED                CONSIDERATION PAID
                          ------------------------   ---------------------------------------
                                                                               AVERAGE PRICE
                             NUMBER       PERCENT      AMOUNT          PERCENT   PER SHARE
                          ------------   ---------   -----------       -------   ---------
Existing stockholders..     3,000,000      69.8%     $ 2,115,711(1)      18.9%     $ 0.71

New investors .........     1,300,000      30.2%     $ 9,100,000         81.1%     $ 7.00
                          -----------     -----      -----------        -----      -----
  Total ...............     4,300,000     100.0%     $11,215,711        100.0%     $ 2.61
                          ===========     =====      ===========        =====      =====

----------

(1) Represents the total shareholders' equity as of August 31, 1996.

    The foregoing table assumes no exercise of outstanding options and warrants. Excludes (i) 464,421 common shares issuable upon the exercise of outstanding warrants as of August 31, 1996, of which warrants for 276,149 shares were exercisable, and (ii) 228,000 shares issuable upon exercise of outstanding stock options authorized under the Company's 1996 Stock Option Plan, none of which were exercisable as of August 31, 1996. See "Description of Capital Stock -- Warrants" and "Management -- Stock Option Plan."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


   The following discussion is intended to provide an analysis of the Company's financial condition and results of operations and should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto contained elsewhere in this Prospectus. The matters discussed in this section that are not historical or current facts deal with potential future circumstances and developments. Such forward- looking statements include, but are not limited to, the development and market acceptance for new products, trends in the results of the Company's operations and the mix of product revenues. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below as well as those discussed under the caption "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

   M.D. Labs, Inc. (together with its subsidiaries, the "Company") packages, markets and distributes natural dietary supplements, consisting primarily of herbal products and sports nutrition products, as well as a weight management chewing gum product. The Company has focused on new product innovation, such as its Daily Detox(R) teas targeted to the detoxification herbal tea market and its Citrium(TM) chewing gum targeted to the weight loss chewing gum market. Currently, the Company's products are segmented into three primary categories:
(i) the all natural herbal tea and supplements line, (ii) the weight loss and other chewing gum lines, and (iii) the amino acid sports nutrition product line.

   For the fiscal year ended May 31, 1996, the Company's  sales were as follows:
72% from the herbal line; 25% from the chewing gum line; and 3% from the sports nutrition product line. The Company does not believe that such historical sales are representative of future sales trends due to high initial demand for Citrium(TM) resulting from strong introductory advertising and the initial novelty of the product. Further, the Company did not enter the sports nutrition business until January 1996.

   Net sales have increased to $5.2 million in fiscal 1996 from $4.2 million in fiscal 1995. The growth in sales primarily is attributable to the successful launch of the Citrium(TM) and Women's Nature(TM) -- Natural Balance herbal tea in fiscal 1996, as well as a significant increase in international sales. International sales increased to approximately 17.4% of the Company's sales in fiscal 1996, as compared to approximately 2.5% in fiscal 1995. However, substantially all of the increase in international sales was due to the sale of Citrium(TM) to a large distributor in Japan, and there are no assurances that these sales will continue at this level in fiscal 1997.

   The  Company   distributes   its   products   through  its   in-house   sales
representatives, who call on the approximately 8,000 independent health food store operators, and through several large domestic and international distributors. Recently, the Company has made initial sales to certain mass retailers, such as large regional and national retail food and drug stores.

   Generally, the Company's sales are not seasonal, with the primary exceptions being (i) an increase in sales at the beginning of the calendar year related to new year fitness resolutions and (ii) a decrease in tea sales during summer months. Currently, the Company has 26 full-time employees, though management believes this number will increase based upon anticipated Company growth.

   The Company seeks to achieve revenue growth from three primary sources, (i) growth of the Company's existing product lines, (ii) new product development and
(iii) product line and operating company acquisitions. At the present time, the Company does not have any understanding, commitment or agreement regarding any acquisition.


   The Company continues to focus on new product innovation. The Company has numerous products in various stages of research and development for possible introduction in fiscal 1997 and thereafter, including a line of coffee chewing gums, a Citrium(TM) tea, and new, complementary lines of sports nutrition supplements. The Company expects that a gum, an herbal tea and at least one of the sports nutrition products will be introduced in the third quarter of fiscal 1997. However, there can be no assurance that any new product can be introduced successfully or on a timely basis.

   The market for the Company's products is characterized by extensive competition, frequent new product introductions, short product life cycles, rapid product declines, eroding profit margins and changing preferences of consumers. A decline in the demand for any of the Company's products, whether as a result of competition, changes in demographic trends or other factors, could have a material adverse effect on the Company's business, financial condition and results of operations.

   On May 31, 1996, the Company exchanged 3,000,000 shares of its common stock for all of the membership interest in Houston Enterprises, L.L.C., an Arizona limited liability company ("Houston"), and the financial statements at May 31, 1996 reflect that exchange. For the years ended May 31, 1995 and 1996, the Company's predecessor was taxed as a limited liability company. For income tax reporting purposes, all profits and losses for such years, and certain other items, were passed through to the members of Houston. Because the income of the Company will be taxable after May 31, 1996, certain temporary differences between financial and tax reporting are reflected as an income tax benefit in the statement of income for the years reported and as deferred tax assets in the balance sheets for the years reported.

RESULTS OF OPERATIONS


   The following table sets forth the consolidated statements of income and percentages of net sales represented by the individual line items for the periods presented. These operating results and percentages are not necessarily indicative of anticipated results for any future period.

THREE MONTHS ENDED AUGUST 31, 1996 AND 1995


                                QUARTER                      QUARTER
                                 ENDED        PERCENTAGE       ENDED       PERCENTAGE
                               AUGUST 31,       OF NET       AUGUST 31,      OF NET
                                  1996          SALES          1995           SALES
                               ----------     ----------    -----------    ----------
                                      (UNAUDITED)                 (UNAUDITED)
Net sales ...............      $1,059,325       100.0%       $  977,990       100.0%
Cost of goods sold ......         320,910        30.3           259,395        26.5
                               ----------       -----        ----------       -----
Gross profit ............         738,415        69.7           718,595        73.5
Selling, general & admin.         565,278        53.4           464,539        47.5
                               ----------       -----        ----------       -----
Income from operations ..         173,137        16.3           254,056        26.0
Interest expense ........          10,783         1.0                 0         0.0
                               ----------       -----        ----------       -----
Income before income tax.      $  162,354        15.3%       $  254,056        26.0%
                               ==========       =====        ==========       =====


   NET SALES. Net sales for the quarter ended August 31, 1996 increased approximately $81,000 or 8.3%, compared to the same quarter during fiscal 1996. The increase in net sales is primarily attributable to increased sales of the Company sales of the PRO-LINE(R) product line which was acquired by the Company in January 1996. See "Risk Factors -- Uncertainty Regarding Proprietary Rights" and "Business -- Products; Sports Nutrition Products." The Company's sales in the first quarter of fiscal 1997 were lower than the sales in both the third and fourth quarters of fiscal 1996 due to decreases in sales of Citrium(TM) gum in Japan. See "Business -- Litigation." Based on the preceeding, the Company may not achieve comparable sales and net income in fiscal 1997 as it did in fiscal 1996.

   The Company generally sells products on net 30-day terms. As of August 31, 1996 and May 31, 1996, the Company's accounts receivable balances, net of allowances for doubtful accounts, were approximately $521,000 and $620,000, respectively. Allowances for doubtful accounts were $25,000 and $27,876, representing 4.6% and 4.3% of the gross accounts receivable balances as of August 31, 1996 and May 31, 1996, respectively. Included in these balances was a receivable from Revco Drug Stores ("Revco") for approximately $70,000. The Company shipped approximately $161,000 of its Citrium(TM) chewing gum to Revco during the fiscal year ended May 31, 1996 pursuant to a guaranteed sale agreement allowing Revco to return all Citrium(TM) not sold 120 days subsequent to receipt. The sales agreement required that Revco pay for all sales as the product was actually sold. For financial reporting purposes, only the gum actually sold by Revco is recorded as sales. The 120-day return period has lapsed, and Revco has elected to retain the unsold gum and remit payment for the sold Citrium(TM). On October 16, 1996, the Company collected

$90,796 from Revco, representing payment in-full for their accounts receivable balances as of May 31, 1996 and August 31, 1996. It is generally the Company's policy to establish a reserve for customer accounts receivables greater than approximately 90 days past due.

   COSTS OF GOODS SOLD. Cost of goods sold for the first quarter in fiscal 1997 as compared to the first quarter in 1996 increased approximately $62,000, and as a percentage of net sales increased from 26.5% to 30.3% for the same periods. This increase in cost of goods sold is due to a change in the mix of products sold during the quarter ended August 31, 1996 with the addition of PRO-LINE(R) and other non-tea products which have lower gross margins.

   SELLING, GENERAL & ADMINISTRATIVE EXPENSES. For the quarter ended August 31, 1996 selling, general and administrative expenses increased approximately $101,000 or 21.7%, as compared to the quarter ended August 31, 1995. This increase in selling, general and administrative expenses is primarily attributable to increases in three expense categories. During the first quarter ended August 31, 1996 payroll and related expenses increased approximately $47,000 due to increased salaries expenditures for certain officers, as well as the addition of new employees and merit raises. Secondly, advertising expense increased approximately $24,000 during the quarter in connection with the Company's expanded marketing plan in fiscal 1997. Lastly, professional expenses incurred during the first quarter of fiscal 1997 increased $10,000, due to various non-capitalizable professional fees associated with the Company's growth.

   INTEREST EXPENSE. During the first quarter of fiscal 1997, the Company incurred approximately $11,000 in interest expense associated with the Belfer Labs Note and the Olympian Global Note, both of which were executed by the Company in the second half of fiscal 1996.

YEARS ENDED MAY 31, 1996 AND 1995



                                    YEAR                         YEAR
                                   ENDED       PERCENTAGE        ENDED        PERCENTAGE
                                   MAY 31,       OF NET          MAY 31,        OF NET
                                    1996          SALES           1995          SALES
                                 ----------    ----------      ----------     ----------
Net sales ................       $5,191,067       100.0%       $4,193,997       100.0%
Cost of goods sold .......        1,510,479        29.1         1,608,568        38.4
                                 ----------       -----        ----------       -----
Gross profit .............        3,680,588        70.9         2,585,429        61.6
Selling, general & admin .        2,141,926        41.3         2,012,641        48.0
                                 ----------       -----        ----------       -----
Income from operations ...        1,538,662        29.6           572,788        13.7
Interest expense .........           12,991         0.3                 0         0.0
                                 ----------       -----        ----------       -----
Income before income tax .       $1,525,621        29.3%       $  572,788        13.7%
                                 ==========       =====        ==========       =====


   NET SALES. Net sales for the year ended May were $5.2 million, an increase of $997,000 or 24% compared to the same period during fiscal 1995. The growth in sales primarily is attributable to the successful launch of Citrium(TM) and Women's Nature(TM) -- Natural Balance herbal tea in fiscal 1996, as well as a significant increase in international sales. International sales increased to approximately 17.4% of the Company's net sales in fiscal 1996, compared to approximately 2.5% in fiscal 1995. However, substantially all of the increase in international sales was due to the sale of Citrium(TM) to a large distributor in Japan, and there are no assurances that these sales will continue at this level in fiscal 1997. Sales of the Company's Naturally Klean(R) and related products, and Citrium(TM) products accounted for approximately 51% and 25%, respectively, of the Company's net sales for the fiscal year ended May 31, 1996.


   COST OF GOODS SOLD. Cost of goods sold for fiscal 1996 decreased from $1.6 million to $1.5 million, a decrease of $98,000 or approximately 6.1% from fiscal 1995. As a percentage of net sales, costs of goods sold decreased from 38.4% to 29.1% between the same periods. The reduction resulted from increased efficiencies in purchasing herbs and other raw materials, as well as fiscal 1996 reductions in the volume of discounted sales and in the distribution of free sample products and literature. In addition, a significant portion of the Company's cost of goods sold is composed of fixed costs, which did not increase in proportion to increased fiscal 1996 sales. The Company does not anticipate that this trend will continue in fiscal 1997, in part because raw material costs are volatile and outside the Company's direct control. See "Risk Factors -- Reliance on Outside Suppliers and Manufacturers."

   SELLING, GENERAL & ADMINISTRATIVE EXPENSES.  Fiscal 1996 selling, general and administrative expenses increased $129,000 or 6.4% over fiscal 1995, yet decreased as a percentage of net sales from 48.0%
to 41.3% in such periods. The dollar increase in selling, general and administrative expenses is primarily attributable to the net effect of increases in three expense categories, offset by a significant decrease in another expense line item. In fiscal 1996, professional fees increased $75,000 due to increased accounting and legal fees associated with the Company's growth, and payroll increased approximately $88,000 due to merit pay increases and the addition of new personnel. Additionally, Company advertising increased approximately $179,000 due to the initial marketing campaigns required for several new product launches in fiscal 1996, as well as a general increase in advertising for all of the Company's other products. These expense increases were offset by the termination on December 31, 1995 of the Company's consulting agreement with Pure Source International, Ltd., an affiliated British Virgin Island company ("Pure Source") which provided marketing, purchasing, promotional and other international advertising services for the Company. The Company incurred $353,600 in expenses under the Pure Source arrangement in fiscal 1995 and $0 in fiscal 1996. See "Certain Transactions." The Company anticipates significant increases in marketing and advertising expenses in fiscal 1997 in connection with the introduction of new products and increased promotion of existing products. Increased sales resulting from such expenses may not be realized for several quarters after such expenses are incurred, if at all.

   On May 31, 1996, the members of Houston completed a private placement of portions of their Houston membership interests, selling approximately 16.6% of their interests. The Company did not receive any proceeds from the sale. On that same date, all members converted their interests into shares of the Company's
Common Stock. Private placement costs associated with the transactions of approximately $70,000 were paid by the Company.


   INTEREST EXPENSE. The Company incurred approximately $13,000 in interest expense in the third and fourth quarters of fiscal 1996 associated with the Belfer Labs Note and the Olympian Global Note, both of which were executed in fiscal 1996.

   INCOME TAX BENEFIT. The Company recognized an $86,000 income tax benefit in fiscal year 1996 due to the income tax effect of temporary differences between financial and income tax reporting purposes. For the two years ended May 31, 1996, Houston elected to be treated as a limited liability company, and generally was not subject to federal and state income taxes. The Company's income is taxable commencing June 1, 1996, and the Company estimates an effective tax rate for fiscal 1997 of 40%.


INFLATION

   Management does not believe that inflation has had a material effect on the Company's sales or results of operations during the past two fiscal years.

LIQUIDITY AND CAPITAL RESOURCES


   The Company traditionally has financed its capital needs from net cash flows from operations. In fiscal 1996, the Company generated $1.1 million in cash flows from operating activities, as compared to $475,000 in fiscal 1995. For the quarter ended August 31, 1996, the Company generated approximately $193,000 in cash flows from operating activities, as compared to approximately $290,000 for the same quarter in fiscal 1995. As of August 31, 1996 and May 31, 1996, the Company had working capital of approximately $1.3 million and $1.2 million, with current ratios of 3.18 and 2.77, respectively. Management believes the Company will continue to generate cash flows from operating activities in the near future. The Company anticipates utilizing the proceeds from this Offering to finance new product research and development and product introduction and expanded general advertising campaigns, manufacturing and warehouse automation, computer system upgrades, and for possible product line and/or operating company acquisitions, as well as repayment of indebtedness discussed below. The Company anticipates spending approximately $500,000 of the Offering proceeds for the development of an in-house manufacturing facility for certain of its products. The Company expects that such manufacturing facilities will be sufficient, together with the Company's existing supply arrangements to meet the Company's current needs and does not have any immediate plans to construct additional manufacturing facilities.

   As of August 31, 1996, the Company had approximately $1.1 million in inventory. Such inventory balances are greater than desired primarily due to a build up in chewing gum inventories and raw
                                       23
materials required for the Company's recently launched products and products in development. Management intends to reduce these inventory balances through the routine sale of its products prior to the end of fiscal 1997.


   On March 6, 1996, the Company borrowed $300,000 from Belfer Labs LLC, an affiliated company formed by Todd Belfer, president and director of the Company, and Harvey Belfer, father of Todd Belfer and consultant and director of the Company. The Belfer Labs Note accrues interest at the rate of 12% per annum and is payable March 6, 1997. The proceeds of the Belfer Labs Note were distributed to the members of Houston for, among other things, the member's tax liability which resulted from the profitable operations of the Company prior to the Company's conversion to a corporation. On July 23, 1996, the Company paid $100,000 in principal on the note plus accrued interest of $14,100. Management anticipates repaying the remaining balance payable on the note with the proceeds from this Offering. See "Use of Proceeds" and "Certain Transactions."


   At the present time the Company believes that it is in substantial compliance with all regulatory and enforcement requirements. Due to the uncertain and evolving nature of the regulatory environment in which the Company operates, it is possible that the Company is unaware of non-compliance which could subject the Company to remedial costs having a material adverse effect on the Company's operating results and liquidity. See "Business -- Government Regulation." Because such costs, if any, are unpredictable, the Company has not accrued any contingent liabilities.


   The Company does not currently have a working capital line of credit or other term financing from a financial institution, nor has any financial institution committed to provide any such financing to the Company.

   The Company believes the net proceeds from this Offering and cash generated from operations will be sufficient to fund its operations through fiscal 1997. There can be no assurance, however, that the Company will not require additional capital in the future, particularly for acquisitions of products or businesses. If the Company were required to obtain additional financing in the future, there can be no assurance that such sources of capital will be available on terms favorable to the Company, if at all.

                                    BUSINESS

GENERAL

   M.D. Labs, Inc., a Delaware corporation (together with its subsidiaries, the "Company") packages, markets and distributes natural food and dietary supplements, consisting primarily of herbal products and sports nutrition products, as well as a weight management chewing gum product. The Company has focused on new product innovation, such as its Daily Detox(R) teas targeted to the detoxification herbal tea market and its Citrium(TM) chewing gum targeted to the weight loss chewing gum market. The Company's products are sold generally to distributors and to health food, drug and other retail stores.


   The Company was incorporated in Delaware on February 7, 1996 to be the successor to Houston Enterprises, L.L.C. ("Houston"), an Arizona limited liability corporation. On May 31, 1996, the Company acquired all of the membership interests in Houston and thereupon succeeded to Houston's business. Houston acquired its original line of products from Houston Enterprises, Inc., an Arizona corporation, through an asset purchase completed in February 1994. The acquisition cost to Houston was determined by negotiations between the owners of Houston and the unrelated owners of Houston Enterprises, Inc. based on their evaluation of the value of the assets involved. Houston Enterprises, Inc. introduced its first product line in 1987.

   In February 1996, the Company purchased all of the outstanding stock of Belnik Investment Group, Inc., an Arizona corporation doing business as Freedom Wholesalers, Inc. ("Freedom"), from Messrs. Hooman Nikzad and Todd Belfer. The purchase price consisted of $1,000 plus warrants to purchase 21,000 shares of the Company's Common Stock exercisable at $1.00 per share and vesting in three equal annual installments commencing December 31, 1996. This purchase price was determined by a subjective evaluation by the Company's management of the assets and cash flows to be acquired offset by the liabilities assumed inherent in the types of products sold by Freedom. See "Business -- Products -- Freedom Products" and "Certain Transactions."

   In January 1996, the Company acquired certain assets of Olympian Global L.L.C., an Arizona limited liability company ("Olympian Global") for $50,000 and a $210,000 note. The assets included the "PRO-LINE(R)" trademark, Olympian Global's available inventory of PRO-LINE(R) products, and a list of Olympian Global's PRO-LINE(R) customers and sales reports. The Company agreed not to market for 36 months under the acquired trademark any new products that compete with products sold by Olympian Global under the "Olympian Labs" trade name. The Company also is obligated to pay royalty of 3% of the gross selling price of each PRO-LINE(R) product sold during the 30-month period commencing February 1, 1996 to Lance Dreher, a former owner of assets purchased from Olympian Global. See "Business -- Product Royalties."


INDUSTRY BACKGROUND

   According to industry sources, the natural and organic products industry, which includes vitamins, supplements, herbs, personal care, natural medicines and groceries, and organic clothing and household cleaners, grew over 20% in 1995 to approximately $9 billion in retail sales. Herbs have been a significant category in this industry in recent years. The herb category, which includes dietary supplement formulas, capsules, extracts and teas such as those sold by the Company, as well as bulk and medicinal herb sales, has been estimated to exceed $1 billion in the United States. Industry sources also indicate that sales of sports nutrition products, excluding beverages, were $675 million in 1995. See "Risk Factors -- No Independent Market Studies."

   The Company believes that the growth in its industry is attributable to several factors, including (i) expansion of natural product sales channels through natural foods supermarkets, health food stores, mainstream supermarkets, drug stores and mail order catalogs, (ii) the aging population focusing on alleviating the effects of age, (iii) increased consumer awareness and dissemination of academic studies of the connection between health and fitness and nutrition, and the hazards of chemical agriculture, and (iv) the perceived improvements in the regulatory environment resulting from the DSHEA. See "Risk Factors -- Uncertainty and Potential Negative Effects of Government Regulations; Non-Compliance with Government Regulations" and "Business -- Government Regulation."

   Industry data indicates that the primary consumers of natural and organic products are female, with at least some college education and a median household income of approximately $30,000. Consumers of sports nutrition products, however, are primarily men aged 24 to 35, with that age group shrinking and consumption by women over 35 increasing. Such consumers are characterized as early to adopt new products and susceptible to change product preferences. See "Risk Factors -- Short Product Life Cycles; Dependence on New Products."


   The Company estimates that the market for the Company's products now includes not only the approximately 8,000 independent and chain health food stores in the U.S., but also the several hundred thousand drug stores, supermarkets, and convenience stores across the country and, on a direct response basis, individual consumers. Management also believes the market for natural health food supplements outside of the United States has become a promising environment for the Company's products.


STRATEGY

   The Company is pursuing a three-pronged growth strategy focusing on (i) expansion of sales of existing products to current and new customers via increased advertising and marketing and development of additional channels of distribution; (ii) development of new products which complement the Company's existing product lines or address new markets with significant growth potential; and (iii) acquisition of other companies, products or product lines which, as in the case of new products under internal development, complement the Company's existing product lines or address new markets with significant growth potential. See "Risk Factors -- Limited Industry Experience; Recent Business Venture," "-- Limited Capitalization," and "-Management of Growth." Key elements of the strategy are as follows:

   Build Brand Name Recognition. The Company believes that brand name recognition is an increasingly important competitive factor in its target markets as key customers tend to align themselves with fewer vendors of brand name products. The Company believes that it has established significant brand name recognition in detoxification markets. The Company intends to increase its marketing and advertising programs after completion of the Offering to enhance brand name recognition of current products and facilitate introduction of new product offerings. Because a reputation for quality products is critical to establishing a successful brand name, the Company will also focus efforts on quality control. See "Risk Factors -- Competition and Low Barriers to Entry."

   Increase Penetration in Domestic Health Food Market. The Company believes that the expansion of retail distribution channels and the strong growth characteristics of the nutritional supplement industry provide the Company with significant opportunities to increase sales. The Company further believes that increased brand name recognition of the Company's products will enable it to increase its penetration of shelf space as health food retailers seek to align themselves with companies which possess strong brand names, offer a wide range of products, demonstrate continued marketing and advertising support and provide high levels of customer service.

   Build Upon Established Customer Relationships. The Company's established relationships with distributors and health food store retailers are based upon the Company's commitment to a high level of customer service. The Company's direct sales force and management work with direct accounts, distributors and individual retailers to build knowledge of the Company and its products, in turn achieving increased exposure for these products.

   Continue to Introduce New Products and Product Innovations. The Company has introduced a number of innovative new products, including the successful introductions in fiscal 1996 of Citrium(TM) weight management chewing gum and Women's Nature(TM) -- Natural Balance herbal tea. The Company obtains new product concepts through independent consultants, naturopathic doctors, market feed back gained from its distributors and direct sales force, and other sources. The Company intends to continue to emphasize the introduction of new and innovative products not previously available in health food stores. See "Risk Factors -- Short Product Life Cycle; Dependence on New Products," and "-- Competition and Low Barriers to Entry."


   Increase Penetration of International Markets. The Company believes that there are substantial opportunities for growth in foreign markets. For example, over $750,000 in sales of Citrium weight management chewing gum were achieved through distributors selling in Japan in fiscal 1996, and marketing relationships have been initiated in numerous additional countries. The Company intends to build upon existing relationships with distributors serving primarily Japan, Taiwan, Canada and Korea, and to establish relationships in additional countries to pursue growth opportunities in foreign markets. During fiscal 1996, the Company's revenues from sales to these countries were approximately $750,000 for Japan (from sales of Citrium(TM)), $78,000 for Taiwan (from sales of Citrium(TM), PRO-LINE(R) and Women's Nature(TM) products), $55,000 for Canada (from sales of Citrium(TM), Daily Detox(R), Daily Herbal(TM), Naturally Klean(R), Women's Nature(TM) and HerbalPathic(TM) products) and $10,000 for Korea (from sales of Citrium(TM), Daily Detox(R), Womens Nature(Tm) and HerbalPathic(TM) products). See "Risk Factors -- Product Concentration" and "-- Risks Associated with International Sales."

   Supplement Internal Growth Through Strategic Acquisitions. The nutritional supplement industry is highly fragmented with many companies producing only a single product line or single product. The Company believes that it is positioned strategically to participate in the consolidation of the industry due to the Company's increasing brand name recognition and access to distribution channels, its ability to launch new products, and the financial resources available upon completion of this Offering. The Company has added significant products in fiscal 1996 via the acquisition of Freedom (The Stuff(TM) and the discontinued Naturally High(TM) product) and Olympian Global (the PRO-LINE(R) products) and intends to pursue strategic acquisition opportunities where appropriate. See "Risk Factors -- Selection and Integration of Acquisitions," "Business -- General" and "-- Products."


PRODUCTS


   Certain of the Company's product formulations are marketed under different packaging and labelling. The Company currently markets the Naturally Klean(R), Daily Detox(R), Women's Nature(TM), HerbalPathic(TM), and Citrium(TM) product lines. Through its wholly-owned subsidiary, Freedom, the Company also markets The Stuff(TM) and Naturally Klean(R) Herbal Tea,(TM) and under the PRO-LINE(R) name it markets sports nutrition products such as Super ProLean(TM) Fat Burners, DHEA, Amino Formula "1240"(TM), and Chromoplex(TM). The Naturally Klean(R) and Daily Detox(R) lines are focused on the detoxification market. These products are available in teas, capsules and extracts. Women's Nature(TM) herbal tea and the HerbalPathic(TM) single herb supplements are intended to support and enhance overall health. The Company's Citrium(TM) product line addresses the weight management market. The Freedom products are intended for the detoxification and energy supplement markets and the PRO-LINE(R) products are formulated for the sports nutrition market. See "Risk Factors -- Product Concentration," and "-- Difficulty of Product Positioning."

M.D. Labs Products


   Naturally Klean(R). The Naturally Klean(R) product line consists of herbal teas and capsules designed to stimulate the body's natural cleansing process to flush out toxins stored in the body's eliminatory system. The tea consists of nine herbs, is caffeine free, and available in three flavors: original herbal, passion fruit, and lemon-lime. This product is also sold by Freedom.

   Daily Detox(R). The Daily Detox(R) product line consists of herbal teas, capsules and liquid extracts designed to support the body's natural detoxification and cleansing process on a daily basis. The line is divided into two herbal formulas: Daily Detox(R) with 11 herbs in two flavors, apple cider cinnamon and original herbal, and Daily Detox(R) II, which is produced with nine herbs in passion fruit and original herbal tea flavors. Each blend is also available as encapsulated herbs and as a liquid herbal extract.


   Women's Nature(TM). The Women's Nature(TM) product line consists of Women's Nature(TM) PMS and Women's Nature(TM) -- Natural Balance. The product line was developed by a naturopathic doctor. A Naturopathic doctor is a person who has completed a four-year graduate level study of sciences with emphasis on disease prevention and wellness. The products include Chinese, Ayurvedic and Western herbs. Women's Nature(TM) PMS is designed to help balance naturally a woman's system to alleviate the symptoms of pre-menstrual syndrome ("PMS"), including cramps, water retention, fatigue and mood swings. This product comes in two flavors, original and raspberry. Women's Nature(TM) -- Natural Balance is designed to promote the natural balance of the female system.

   HerbalPathic(TM). The HerbalPathic(TM) product line consists of five single herb supplements. These products are encapsulated with standardized extracts of
(i) echinacea (intended to aid the body's natural immune system), (ii) garlic (intended to normalize blood pressure, bronchial congestion, allergies, colds, digestion and general intestinal functions), (iii) ginkgo biloba (intended to aid blood circulation through the central nervous system, lungs and kidneys and to aid nerve damage repair, and eye sight improvement), (iv) ginseng (intended to increase energy level, normalize blood pressure, reduce cholesterol and combat fatigue) and (v) kudzu (intended for headache relief from dizziness, diarrhea, and some effects of alcoholism as well as improvement in the body's circulation). The product is competitively priced and packaged in a sealed, tamper-resistant safety container.

    Citrium(TM) Lean & Trim Chewing Gum. Citrium(TM) Lean & Trim is a CitriMax-based weight management chewing gum manufactured in accordance with the Company's specifications. Citrium(TM) combines CitriMax, ChromeMate and L-Carnitine, three all-natural, weight management ingredients designed to control appetite, balance blood sugar levels and stimulate the body's natural fat burning metabolism.

Freedom Products

   The Stuff(TM) and Naturally Klean(R) Herbal Tea. The Stuff(TM) powdered drink is designed to eliminate toxins in the body temporarily by absorbing toxins and other unnatural substances in the urinary tract and flushing them out through the colon. The Stuff(TM) is available in grape, apple and orange flavors. Naturally Klean(R) herbal tea is discussed above. The Company has discontinued selling its Naturally High(TM) herbal energy product. See "Risk Factors -- Effect of Discontinued Product."

Sports Nutrition Products


   Super ProLean(TM) Fat Burners, DHEA, Amino Formula "1240"(TM) and Chromoplex(TM). The PRO-LINE(R) products consist of a variety of nutritional supplements formulated for athletes. Included in this product line are the Super ProLean(TM) Fat Burners, a natural weight management aid, DHEA, a hormone supplement intended to fight the effects of aging, Amino Formula "1240"(TM) to aid athletes in muscular recovery, and Chromoplex(TM), a chromium supplement which combines two forms of chromium to stabilize insulin levels and act as a weight management supplement. The Company entered the sports nutrition business upon acquiring certain assets from Olympian Global in January 1996. The Company believes that Olympian Global may have breached certain aspects of the acquisition agreement relating to the trademark and trade name rights transferred thereunder by, among other things, failing to transfer clean title properly and failing to disclose a third-party's use of a similar mark which may infringe on the PRO-LINE(R) mark. The Company is unable to predict the extent (if any) to which its rights to the acquired trademarks and trade names may be affected by this matter. However, the Company believes that its efforts to expand its lines of sports nutrition offerings will not be materially adversely affected should restrictions exist with respect to its rights to use the acquired trademarks and trade names.


   The Company is in the process of implementing two extensions of its current line of sports nutrition offerings. The Company is developing a new line of premium sports nutrition products to be marketed to health food stores and gyms. The Company also is developing a separate line of sports nutrition products to be marketed exclusively through professional trainers. The Company anticipates that the new product lines will include weight management products. The Company intends to use a portion of the proceeds from the sale of the Shares offered hereby in connection with the development and introduction of these product lines. See "Use of Proceeds." There can be no assurance that either product line can be introduced successfully. See "Risk Factors -- Short Product Life Cycles; Dependence on New Products" and "-- Substantial Portion of Proceeds to be Used for New Product Introduction."

   Although the above products are listed with indications for use for which they have been designed, the Company does not necessarily have complete scientific substantiation for such uses and the Company may not be able to specifically label and promote the products for the indicated purposes. The purposes stated above are based on alternative health concepts, which are not necessarily recognized by the conventional medical establishment, or by such regulatory authorities as the FDA and the FTC. As discussed in the section "Business -- Government Regulation" the Company may be required to limit the promotional and marketing claims which it may make as regulatory enforcement practices are clarified and as the Company moves to bring itself into material compliance with regulatory requirements. There is no assurance that the Company will be able to effectively market its products absent the ability to promote them for the above purposes. See "Risk Factors -- Uncertainty and Potential Negative Effects of Government Regulations" and "-- Non-Compliance with Government Regulations."

PRODUCT PLANNING, DEVELOPMENT AND ACQUISITION

   The Company engages in the planning, development and distribution of new, specialty dietary supplements, weight management and sports nutrition products. See "Risk Factors -- Short Product Life Cycles; Dependence on New Products" and "-- Reliance on Others to Develop Products." Although it does not maintain in-house research and formulation expertise, the Company engages independent consultants, naturopathic doctors, and other experts to assist it in the development of new products. Ideas for new products come from many sources, including the Company's management and consultants, market feedback and demographic trend analysis. In addition, some products are presented to the Company for acquisition.


   The Company works to develop innovative, cost effective new products from conception to full production including the creation of product samples and packaging mock-ups. Each product is intended to achieve a high level of customer satisfaction. The Company estimates that research and development expenditures during fiscal 1995 and 1996 were approximately $1,424 and $781, respectively. In addition, a substantial portion of the Company's product development activities are conducted in conjunction with third-party suppliers and manufacturers, which generally invoice the Company for product ordered while not invoicing separately for development costs associated with such products. In October 1996, the Company engaged a consultant to assist the Company with research and development activities, including new product development.


PRODUCTION


   The Company orders the raw materials used in its products primarily from U.S. distributors, most of which obtain the raw materials from Italy, China, Egypt, India and the United States. The Company's principal raw material suppliers are Marcor Development, Stryka Botanics, Interhealth, San Francisco Herb Company and Stauber Performance, Ltd. The Company receives directly and inspects a portion of such materials prior to trans-shipment to its manufacturers. Most raw materials are shipped directly to the manufacturers for inspection, fumigation and quarantine, if necessary, and processing.


   The Company's products are obtained through oral agreements with independent third-party manufacturers and manufacturers' representatives, primarily Business Development Labs, Inc. and Willow International Marketing, Inc. These manufacturers agree to produce products in accordance with the Company's specifications. All finished products are shipped to the Company in bulk for packaging, labelling, and in-house order fulfillment. See "Risk Factors -- Absence of Clinical Studies, Scientific Review and Testing." The Company has no written agreements with its third-party manufacturers governing the services they provide. See "Risk Factors -- Reliance on Outside Suppliers and Manufacturers."

   The Company anticipates that it will develop the capability to perform a significant portion of its production capability internally over the next year, but there can be no assurance that such capability will be developed or that it will provide significant cost savings if developed.


   The Company is contemplating the development of an in-house manufacturing facility for certain of its products. The manufacture of dietary supplements is subject to a requirement for conformance to Good Manufacturing Practices. See "Business -- Government Regulation." The Company therefore will be required to establish facilities for the laboratory testing of incoming raw materials; control of raw materials; storage and handling; documentation of manufacturing procedures; and final product quality assurance testing. These requirements also apply to the Company's existing repackaging procedures. The full extent of the Good Manufacturing Practices requirements is not yet known, but it is expected that this will require the Company to hire additional skilled personnel, purchase specialized technical equipment, and set aside portions of its facility for the support and maintenance of proper good manufacturing practice procedures.

MARKETING

   The Company's marketing strategy is to offer quality, unique products in niche markets with distinguishable characteristics, such as detoxifying herbal teas, herbs designed to aid digestion and herbal tea for PMS, weight management chewing gum and the like. The Company's strategy also includes positioning its products as innovative, competitively priced and effective.


   The Company presently sells its products through distributors and brokers, combined with an in- house direct sales force, into drug stores, supermarkets, sporting goods stores, and other high volume retailers, and to consumers directly. The Company's three largest customers (Naoki Corporation, RegaLabs, Inc. and Forcite Distributors) accounted for approximately $1.25 million in sales, or approximately 24.0% of fiscal 1996 net sales. The Company supports its marketing strategy with a national advertising campaign in the print media, mainstream sports and fashion magazines and television advertising, all prepared and placed using the Company's public relations and advertising departments. The Company advertises in publications such as Time, Vegetarian Times, Let's Live and Natural Health. The Company intends to continue to use full-color brochures, flyers, floor and counter displays, packaging and labels created by its in-house advertising and marketing department for each product. See "Risk Factors -- Accounts Receivable" and "-- No Independent Market Studies." The Company also plans to increase its share of the herbal detoxification market through trade shows, advertising, public relations, corporate communications and the aggressive marketing of its natural products, including direct response and mail order marketing.


   The Company also publishes a periodic multiple page newsletter called the Health Advocate which contains articles related to the natural products industry, general health, the environment and recent events at the Company. Distribution generally includes health food retailers and wholesalers, trade and non-profit organizations, health professionals, and the media. The Company also operates a "Press Alert" marketing program through which it informs the media of newsworthy events and information related to health, the environment, the natural products industry, and recent Company events. As a policy, the Company makes decisions with consideration to their environmental impact, including the production of packaging, stationary, labels, and the like.

   To capitalize on the increasing international demand for alternative health care products, the Company's strategy also includes increasing product sales through marketing abroad using foreign distributors and brokers, export guides and trade shows. The Company has initiated distribution in Canada, Mexico, the United Kingdom, Japan, Thailand, Korea, Taiwan, Australia, Greece and other countries, and intends to establish distribution in additional countries. To date, the majority of international sales have been effected in Japan. See "Risk Factors -- Customer Concentration" and "-- Risks Associated With International Sales."

COMPETITION


   Although the Company believes that its herbal detoxification products were among the first of such products marketed nationwide, competing products have been introduced into the market. Similarly, while the Company's Citrium(TM) has gained rapid acceptance in the market, the Company has experienced increased competition for market share. The market for the Company's products is characterized by competitive factors such as product innovation, brand recognition and effective marketing and distribution. The Company's principal competitive advantage in the marketplace has been the specialty nature of its products and the market niches they occupy. By focusing on high-margin, specialty products with innovative formulations and packaging, the Company has enhanced its competitive position. Nevertheless, the market for natural dietary supplements, weight management and sports nutrition products is characterized by extensive competition, frequent new product introductions, short product life cycles, rapid price declines and eroding profit margins, together with changing customer preferences and demographics. The Company expects to face substantial competition in its efforts to capture and maintain a market share in its target markets. Numerous small, private companies as well as larger companies such as Twinlab Corporation, Gumtech International, Inc., BNG Enterprises, Inc. (which does business as Herbal Klean), Weider Nutrition, Inc., Nature's Secret, Inc., Nature's Way, Inc. and Celestial Seasonings, Inc., currently offer competing products, and additional competition can be expected. In addition, there are a variety of channels of distribution for dietary supplements and for the Company's other products including direct response marketing and multi-level distribution, although the latter is not utilized by the Company. Many of the Company's existing competitors have greater financial, marketing, distribution and research capabilities than the Company. The performance of the Company will depend on its ability to develop and market new products that can gain customer acceptance and loyalty, as well as the Company's ability to adapt to its product offerings to meet changing market conditions, including price pressures and other factors. See "Risk Factors -- Competition and Low Barriers to Entry."

PROPRIETARY RIGHTS: TRADE NAMES, TRADEMARKS AND COPYRIGHTS


   The Company owns registrations issued by the U.S. Pat. Off. for the following trademarks: Naturally Klean(R), Daily Detox(R), and Daily Klean. The Company entered into an agreement with Olympian Global in January 1996 for the acquisition of rights to the federally registered trademark, PRO-LINE(R), as well as certain related names and marks. The Company believes Olympian Global may have breached certain aspects of the acquisition agreement relating to the trademark and trade name rights transferred thereunder. The Company is unable to predict the extent (if any) to which its rights to the assigned trademark and trade name may be affected by this matter. See "Business -- Products -- Sports Nutrition Products." The U.S. Pat. Off. has issued Notices of Allowance for the following trademarks: Women's Nature(TM), Daily Herbal(TM), and Citrium(TM). Thereafter, the Company filed Statements of Use providing evidence of the Company's use of each of these marks. If the evidence of use is deemed satisfactory by the U.S. Pat. Off., federal registrations should issue within six months. Applications for federal registration have been filed with the U.S. Pat. Off. for the following trademark and servicemark: "M.D. Labs." The Company has filed applications for Citrium(TM) in the European Community (CTM) and in South Korea. For all products in development, name searches and applications for registration are submitted regularly. See "Risk Factors -- Uncertainty of Proprietary Rights."

   The Houston International tradename has not been registered and an associated logo has not been registered as a trademark, though the Company claims rights to use the Houston International trade name and the associated logo under common law. The Company has recorded a fictitious name certificate in Maricopa County, Arizona, for the Houston International name.


PRODUCT ROYALTIES

   The Company has entered into a royalty agreement regarding Women's Nature(TM) PMS herbal tea with a consultant (the "WN Consultant"), which calls for the payment of a royalty of nine cents ($0.09) for each unit of the product sold for 18 months from March 15, 1995, the date the first unit was sold, and a royalty of five cents ($0.05) thereafter (the "Women's Nature(TM) Royalty Contract"). The Women's Nature(TM) Royalty Contract calls for the WN Consultant to aid the Company in developing Women's Nature(TM) PMS herbal tea through consultations, research, formulation experiments and other procedures necessary to design the product. The WN Consultant reserved the right to examine and approve all product labeling, press releases, brochures and other material used to promote or market the product prior to distribution. The original three-year term of the Women's Nature(TM) Contract expires on March 14, 1998, three years from its effective date, and is automatically renewed for an additional three-year term unless either party provides advance written notice of intent not to renew prior to the end of any such term. On such notice, the Company is entitled to continue to sell Women's Nature(TM) PMS herbal tea and use the WN Consultant's name until all inventory in stock and/or on order is exhausted. Thereafter, the Company forfeits the right to use any reference to the WN Consultant in association with Women's Nature(TM) PMS herbal tea and the WN Consultant forfeits the right to any royalty payments for any sales occurring after the end of the last term and the exhaustion of all inventory in stock and/or on order. The Women's Nature(TM) Royalty Contract also contains non-disclosure and non-competition provisions.

   The Company has entered into an additional agreement with the WN Consultant dated February 21, 1996, governing Women's Nature(TM) -- Natural Balance herbal tea and calling for the same terms, including royalties and automatic renewal of its three-year term, as apply under the Women's Nature(TM) Royalty Contract discussed above.

   The Company's obligation to pay a royalty to a consultant with respect to the sales of Citrium(TM) has been terminated by mutual agreement in September 1996. The Company also agreed to pay a former owner of the assets purchased from Olympian Global a royalty of 3% of the gross selling price of each unit of PRO-LINE(R) product sold during a 30-month period commencing February 1, 1996. Olympian Global guaranteed that gross monthly sales of the PRO-LINE(R) products would average $40,000 per month during the six-month period following closing, and agreed that if the total gross sales for such products during the six-month period were less than $240,000, the principal balance due under the Company's note ($160,000 as of August 31, 1996) would be reduced by the same amount, up to a $160,000 reduction. Through July 31, 1996, the Company sold approximately $224,000 of PRO-LINE(R) products; however, a formal reduction in the note has not yet been prepared. The note also provides that if certain sales levels are reached prior to January 13, 1997, the Company must pay an additional $40,000. The note is collateralized by the rights to the PRO-LINE(R) name and mark. The Olympian Global note is payable in full at the earlier of February 1997 or 30 days after completion of the Company's initial public offering. The Company believes that Olympian Global may have breached certain aspects of the acquisition agreement relating to the trademark and trade name rights transferred thereunder. The Company is unable to predict the extent (if any) to which its rights to the acquired trademarks and trade names or the payment obligations under the note may be affected by this matter.


PRODUCT LIABILITY


   The natural dietary supplement, weight loss management and sports nutrition markets are subject to product liability claims. Many of the Company's competitors have been sued for injuries alleged to have occured as a result of using their products. Recently, several companies have been sued for injuries and wrongful death arising out of the use of products containing ma huang or ephedrine. The Company marketed a product containing ma huang under the name Naturally High(TM). The State of New York banned the sale and distribution of Naturally High(TM) and 19 competitors' products due to reports linking products containing ma huang or its active ingredient, ephedrine, to adverse reactions such as heart problems, stroke and at least 15 deaths nationwide. The Company has discontinued all sales of Naturally High(TM)and has not received any indications or notice of any claim against it arising out of its sale of that product.

   The Company has never been served with a lawsuit based upon any product liability claim to date. Because of the inherently differing sensitivities of various individuals to certain chemicals and chemical combinations found in dietary supplements, some risk of product liability is unavoidable. The Company has purchased product and general liability insurance with general aggregate limits of $2 million and a $3 million excess liability umbrella policy. Such policies provide coverage of up to $1 million for each occurrence. The policies are subject to annual renewal. There can be no assurance that liability claims will not exceed the coverage limit or be excluded by coverage limitations or that such insurance will continue to be available on commercially reasonable terms or at all. Consequently, product liability claims could have a material adverse effect on the business, financial condition and results of operations of the Company. The Company has not experienced any product liability claims to date. See "Risk Factors -Effect of Discontinued Product" and "-- Risk of Product Liability Claims."


GOVERNMENT REGULATION

   The formulation, processing, packaging, labeling, product claims advertising and marketing, including direct marketing, of the Company's products are subject to regulation in the U.S. by one or more federal agencies, including but not limited to the FDA, the FTC, the CPSC, the USDA, the United States Postal Service, and the EPA. These activities are also regulated by various agencies of the states and localities in which the Company's products are sold. In addition, the Company is also subject to regulation by the Occupational Safety and Health Administration.

   The most extensive regulations applicable to the Company's operations is that of the FDA enforcement under the FDCA. This statute, with which the Company must comply, establishes a comprehensive regulatory scheme enforceable by various civil and criminal actions. The Company's facilities are subject to inspection and review by federal and state authorities.

   The Company's business is in the industry commonly known as the "health food industry" which has been the subject of many years of vigorous administrative and judicial enforcement by the FDA. The FDA has taken the position that many businesses which conduct operations similar to those of the Company are to varying extents in violation of the law. These efforts by the FDA have resulted in a series of judicial decisions and legislative enactments which have defined the future course of this industry. On October 23, 1994, the DSHEA was enacted and amended the FDCA, particularly with regard to dietary supplements. In the judgment of the Company, this new law has been favorable to the dietary supplement industry but, inasmuch as many aspects of the law have not yet been fully interpreted or judicially applied, there is no assurance that this will in fact continue to be the case.

   First and foremost, the DSHEA legislation creates a new statutory class of "dietary supplements." This new class includes vitamins, minerals, herbs, amino acids and other dietary substances for human use to supplement the diet. The statute establishes a new safety standard which dietary supplements must meet and, in certain cases, authorizes the FDA to order dangerous dietary supplements off the market. The statute potentially authorizes dietary supplements to make so-called structure and function claims without advance FDA approval, but requires companies to give the FDA special notice when such claims are made, and also to provide special labeling for products which make such claims.

   However,  procedures  previously  established  by the  FDA  for  approval  of so-called "health claim" messages remain in full force and effect. The regulations prohibit the use of any claim for a dietary supplement, unless the health claim is supported by significant scientific agreement and is pre-approved by the FDA. To date, the FDA has been very restrictive in its approach to "health claims" and has approved the use of health claims for dietary supplements only in connection with calcium and osteoporosis, and folic acid and neural tube defects.


   The Company's business is in large part dependent on the making of the so-called structure and function claims, which do not require advance FDA approval. This type of claim is one where a product is represented or intended for use in affecting some "structure or function" of the human body. The Company's products (e.g., those relating to weight loss) are generally labeled with this type of claim. However, the dividing line between "health claims" which do require advance approval, and "structure and function claims" which do not, has not been definitively determined. There is no assurance that claims of the type which the Company is currently making will not become subject to an advance approval requirement.


   Under DSHEA, a dietary supplement which contains a new dietary ingredient, one not on the market as of October 15, 1994, will require evidence of a history of use or evidence of safety, establishing that it will reasonably be expected to be safe, such evidence to be provided by the manufacturer or distributor to FDA at least 75 days before commencing to market such a product. Among other changes, the new law prevents the further regulation of dietary ingredients as "food additives" and establishes a commission to study and provide recommendations for the regulation of label claims and statements for dietary supplements, including the use of literature in connection with sale of dietary supplements and procedures for the evaluation of such claims.

   Pursuant  to the new  law,  the  FDA has  published  notices  in the  Federal
Register asking for public comments on proposals for implementing the requirements of the legislation. These proposals would require changes in the Company's labeling for its products, but the regulations are not yet in effect. Consequently, the FDA has not finally reconciled its existing enforcement practice with the new legislation described above. Businesses in this industry, including the Company, are introducing various products in reliance on industry interpretations of the law, which interpretations have not yet been proven or judicially tested.

   Therefore, the Company cannot determine to what extent any new, changed or amended regulations or enforcement practices, when and if implemented, will affect its business. Such actions could, among other things, require expanded or different labeling, the recall or discontinuance of certain products, additional record keeping and expanded documentation of the properties of certain products, and more complete scientific substantiation. For example, the new legislation requires that dietary supplements be manufactured in accordance with "Good Manufacturing Practices." The FDA has not yet identified what the specific practices will be. The Good Manufacturing Practices requirement will affect the businesses who supply finished dosage products to the Company. If the Company implements its plans to undertake its own manufacturing operations, the Company will also be required to comply with these manufacturing practices.


   Although the full aspects of the FDA's labeling requirements for dietary supplements have not yet been clearly established, the regulations proposed in December of 1995 and expected to become final later in 1996, do indicate pursuant to the new statutory provisions the general types of changes which the Company will be required to make. These modifications will apply to all of the Company's products, and will include revised labeling to incorporate necessary statements and disclosures (identification of product as a "dietary supplement" and. where applicable, adding a notice "This statement [about an efficacy claim] has not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure, or prevent any disease". After the labeling changes are made, the Company will also provide formal notice to the FDA that such statements have been placed on the label of a product. As part of this process, the Company will also generally review its product line for compliance with technical requirements such as type size, sufficiency of declaration of ingredients, as well as for the sufficiency of substantiation for any product claims. The Company estimates that the cost of making the label changes will be approximately $35,000. The FDA's final regulations are expected in December of 1996, and the FDA has informally stated that it will, subject to public comment, withhold enforcement of the regulations until January 1, 1998. Accordingly, the Company expects that it will be required to implement the labeling changes during the course of 1997.


   Similarly, marketing and sale of dietary supplements is to some extent dependent on avoiding a drug classification for such products. The FDA has not yet delineated how the drug versus dietary supplement will be made under the new law. Classification as a drug and potentially as a "new drug" might prevent the Company from continuing to sell, or from introducing certain types of products. Some of the Company's products may be regulated separately as foods without invoking the provisions of the law applicable to dietary supplements. This may also require label changes to conform to FDA's separate food regulations.

   Separate and apart from FDA regulations and enforcement, the promotional activities of the Company are also subject to regulation by the FTC and to the extent of the use of the mails, by the United States Postal Service. These agencies impact on the Company's activities primarily in the areas of the requirements for "truth in advertising." The Company's business is in large part based upon the popularization of products and ingredients for which there have been reports in the lay or scientific literature as to their usefulness in human nutrition and health. These reports are often preliminary, and are not necessarily supported and documented by the types of scientific studies which would satisfy the FTC and FDA. The FTC has recently commenced proceedings against other businesses in the health food industry challenging the sufficiency of their "substantiation" in support of specific product marketing claims. As FDA moves forward to finalize the regulations under DSHEA, it is expected that the FTC, which to some extent works cooperatively with FDA, may also step up its enforcement activities with regard to substantiation requirements for promotional claims. There is therefore no assurance that the Company will be able to continue making the types of promotional claims which have previously characterized the Company's marketing efforts.

   The management of the Company believes that it is in substantial compliance with existing regulatory and enforcement requirements, taking into account the manner in which other companies market and promote their products, and the present pattern of enforcement activities by the respective agencies discussed above. There is no assurance that the present enforcement policies of the regulatory agencies will continue either in general, or specifically as regards the Company. Company management expects that the regulatory and enforcement requirements will to some extent become more stringent, and that the Company will have to adapt its marketing and promotional activities accordingly. All or any of the change which will be required in the Company's labeling and promotional activities could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Absence of Clinical Studies, Scientific Review and Testing," "-- Uncertainty and Potential Negative Effect of Government Regulations" and "-- Non-Compliance with Government Regulations."

   Government regulations in foreign countries, where the Company may wish to commence sales, may also prevent or delay entry into such markets. The Company has not yet studied the requirements of regulations in foreign countries as they may apply to the Company's products. The Company may be required to reformulate or otherwise adapt its products in order to comply with the requirements of foreign countries. Some foreign countries may prohibit the sales of products which the Company sells in the United States. There is no assurance that the Company will be able to comply with the applicable requirements of foreign countries.


EMPLOYEES


   As of August 15, 1996, the Company had 26 employees, 19 of whom were leased through a professional employer organization ("PEO"), Employee Solutions, Inc., of which Harvey Belfer, a director and consultant to the Company, is a director. See "Management -- Executive Officers and Directors" and "Certain Transactions." Through this arrangement, the Company pays a fee of approximately 3% of the employees' salary for the PEO to be the employer of record for these full-time Company employees, thus easing the Company's payroll and benefits administration burden. The Company intends to terminate this leasing arrangement by early 1997. Six of the Company's employees are in sales, seven in shipping and receiving, three in accounting, two in advertising and public relations and two in consumer service. The remainder of the Company's employees, including the officers, serve general and administrative functions. None of the Company's employees are covered by a collective bargaining agreement.


FACILITIES

   In October 1995, the Company moved into a 14,000 square foot leased office and warehouse facility in Tempe, Arizona. Management believes that this facility provides sufficient space for the Company's current operations, but anticipates that additional space will be needed during fiscal 1997. See "Risk Factors -- Limited Capitalization." The Company believes that additional suitable space will be available on commercially reasonable terms. The lease currently calls for monthly rent of $6,941, increasing to $7,288 in August 1997, $7,652 in August 1998 and $8,035 in August 1999, and expires on July 31, 2000. The Company also intends to establish a 10,000 square foot manufacturing facility by the end of the fiscal year. See "Use of Proceeds."

TRADE ASSOCIATIONS

   The Company belongs to a number of trade associations, including the American Botanical Council, the American Herbal Products Association, the Herb Research Foundation, the Canadian Health Food Association, the World Watch Institute, and the National Nutritional Foods Association, and is a contributor to Citizens for Health.

LITIGATION


   The Company has received correspondence from an overseas trading company threatening to institute litigation in Japan based on allegations that the Company breached a contract with the trading company by failing to designate it the exclusive distributor of Citrium(TM) in Japan. The trading company is claiming damages of $500,000. To the knowledge of the Company no lawsuit has been filed or served in this matter at this time. The Company is in the initial stages of reviewing the allegations, and it will take appropriate responsive measures if a complaint is filed. See Note 4 of Notes to Unaudited Consolidated Financial Statements for the three months ended August 31, 1996.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


              NAME               AGE                        POSITION
              ----               ---                        --------
Hooman Nikzad .................. 30    Chief Executive Officer, Director
Todd P. Belfer ................. 28    President, Director
Faradjollah "Fred" Djahandideh   55    Vice President, Operations, Secretary/Treasurer, Director
Bradley A. Denton .............. 32    Chief Financial Officer, Vice President, Assistant Secretary
Harvey A. Belfer ............... 58    Director
Allan R. Lyons(1) .............. 55    Director
Kenneth A. Steel, Jr.(1)  ...... 38    Director

----------
(1) Member of the Audit Committee.


   HOOMAN NIKZAD. Mr. Nikzad has been the Chief Executive Officer and a Director of the Company since its inception. He was also a member and manager of the Company's predecessor, Houston. In September 1990, Mr. Nikzad co-founded Pro Pay, Inc. a staff leasing firm, which he and his co-owner sold to a publicly traded company, Employee Solutions, Inc., in October 1993.

   TODD P. BELFER. Todd Belfer has been the President and a Director of the Company since its inception. He was also a member and manager of the Company's predecessor, Houston. From May 1991 to December 1995, he served as Vice President of Marketing and Investor Relations and Director of Employee Solutions, Inc., an employee leasing company based in Phoenix, Arizona. Mr. Belfer is the son of Harvey Belfer, a Director of and consultant to the Company.

   FRED DJAHANDIDEH. Mr. Djahandideh has been the Vice President, Operations and Secretary/Treasurer and a Director of the Company since its inception. He was also a member and manager of the Company's predecessor. From 1990 to 1992, Mr. Djahandideh was a consultant for Momtaz Carpet Co., an import/export textile company then based in Los Angeles, California. Mr. Djahandideh is instrumental in procuring many of the ingredients used in the Company's products.


   BRADLEY A. DENTON. Mr. Denton, a Certified Public Accountant, has been the Company's Chief Financial Officer since its inception. He was also the Chief Financial Officer of the Company's predecessor, Houston, since December 1995. From October 1993 to December 1995, he was an Assistant Vice President at First Interstate Bank, Southwest Region, Financial Advisory Services Group, in Phoenix, Arizona. From December 1991 to October 1993, he was an Associate at Donaldson, Lufkin & Jenrette Securities Corporation, New York City, where he worked in the firm's Taxable Fixed Income and Real Estate Investment Banking Groups.

   HARVEY A. BELFER. Harvey Belfer has been a Director of the Company since its inception. He was also a member of the Company's predecessor, Houston. In 1991, he co-founded Employee Solutions, Inc., an employee leasing company based in Phoenix, Arizona, of which he has been a Director since its inception. He was the President of Employee Solutions, Inc. from inception until June 1996, and also served as its Chief Executive Officer. From 1984 to 1991, Mr. Belfer was an executive officer of Contract Personnel Systems, Inc. and Corporate Personnel Services, Inc., firms engaged in the staff leasing business. Mr. Belfer serves as a consultant to the Company and is the father of the Company's President.


   ALLAN R. LYONS. Mr. Lyons has been a Director of the Company since September 1996. Since 1968, he has been a Certified Public Accountant with Piaker & Lyons, P.C. in Vestal, New York. Mr Lyons has been Chairman of the Board of Piaker & Lyons since November 1993. He is also a director of The Score Board, Inc., a Cherry Hill, New Jersey, marketer of telephone and trading cards and other sports and entertainment-related products and of Franklin Credit Management Corp., a New York specialty consumer finance company.

   KENNETH A. STEEL, JR. Mr. Steel has been a Director of the Company since September 1996. Since October 1996 he has been the interim Chief Executive Officer of Monterey Pasta Company, a San Francisco, California manufacturer of fresh, refrigerated pasta. Since August 1978, Mr. Steel has been the Executive Vice President of K.A. Steel Chemicals, Inc., a privately held Chicago, Illinois based chemical company in which Mr. Steel holds primary responsibilities for sales and marketing and operations management. Since October 1995, he has also been a Director of Organic Food Products, Inc. (formerly Garden Valley Naturals, Inc.), a privately held company engaged in processing, packing and marketing natural foods. Mr. Steel serves as a consultant to the Company.


   The Bylaws provide for a Board of Directors of three to nine members. All current directors of the Company hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Commencing with the 1997 annual meeting of stockholders, the Board of Directors will be classified into three classes with each class holding office for a three-year period. To provide for the expiration of the term of one of the three classes of directors each year, the initial term for one class of directors shall be one year, the initial term for the second class of directors shall be two years and the initial term for the third class of directors shall be three years. Thereafter, the terms of all directors shall be three years.


DIRECTOR COMPENSATION

   Directors are reimbursed for reasonable expenses incurred in attending meetings. The Company currently does not intend to pay any cash compensation to directors. In September 1996, each non- employee director (Messrs. Lyons and Steel) was granted options for 20,000 shares of Common Stock exercisable at $8 per share.

   Effective June 1, 1996, the Company entered into a three-year consulting and noncompetition agreement with Harvey A. Belfer, a director of the Company. The agreement provides that the Company will pay Mr. Belfer an annual fee of $12,000, increasing 10% each year, plus expenses in exchange for consulting services in connection with the manufacturing operations, marketing, and sales activities and business affairs of the Company. In connection therewith, Mr. Belfer received five-year warrants exercisable for 40,000 shares of Common Stock at an exercise price of $3.50 per share, vesting in stages through May 31, 1999. On June 1, 1996, Mr. Belfer also received options to purchase 30,000 shares of Common Stock at an exercise price of $3.50 per share under the Company's Stock Option Plan.

   Effective September 13, 1996, the Company entered into a one-year consulting and noncompetition agreement with Kenneth A. Steel, Jr., a director of the Company. The agreement provides that the Company will issue Mr. Steel five-year warrants to purchase shares of the Company's Common Stock in exchange for consulting services in connection with the manufacturing and operations activities and business affairs of the Company. The warrants are exercisable for 100,000 shares of Common Stock at an exercise price of $7.00 per share, vesting pro rata each day during the year beginning August 1, 1996. On September 10, 1996, Mr. Steel also received options to purchase 20,000 shares of Common Stock at an exercise price of $8.00 per share under the Company's Stock Option Plan.


EXECUTIVE COMPENSATION

   The following table provides certain summary information concerning compensation paid to the Company's Chief Executive Officer. No executive officer who was serving as an executive officer on May 31, 1996 had an aggregate salary and bonus exceeding $100,000 for the fiscal year ended May 31, 1996.


   Executive officers are elected annually by and serve at the discretion of the Board of Directors.

                          SUMMARY COMPENSATION TABLE

                                                                                          ANNUAL COMPENSATION
                                                                                        -----------------------
                                                                                                   OTHER ANNUAL    ALL OTHER
                                                                                                   COMPENSATION   COMPENSATION
       NAME AND PRINCIPAL POSITION                                                YEAR  SALARY($)       ($)            ($)
       ---------------------------                                                ----  ---------  ------------   ------------
HOOMAN NIKZAD, CHIEF EXECUTIVE Officer(1) .............................           1996   $42,870     $1,650(2)      $2,691(3)

------------

(1) Mr. Nikzad also received member draws as a member of Houston, predecessor to the Company. See "Certain Transactions."

(2) Represents an automobile lease payment paid by the Company in lieu of salary payments.

(3) Represents Company payment of cellular telephone charges.


   The executive officer named in the Summary Compensation Table did not own or receive any stock options or SARs during the fiscal year ended May 31, 1996. See "Description of Capital Stock -- Warrants" and "Certain Transactions" for information regarding warrants received by Mr. Nikzad during fiscal 1996. On June 1, 1996, the Company adopted a plan pursuant to which the Company may grant options to purchase Common Stock to employees, including officers, and others. On June 1, 1996, the Company granted Mr. Nikzad an option to purchase 30,000 shares at $3.50 per share under the Stock Option Plan. See "Management -- Stock Option Plan."


STOCK OPTION PLAN


   The Company's 1996 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors in June 1996 and approved by the stockholders in September 1996 to grant options to purchase 300,000 shares of Common stock. As of August 15, 1996, options to purchase 228,000 shares of Common Stock were outstanding. The Stock Option Plan provides for the granting to employees of either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options to any individual, including employees and directors of the Company. Incentive stock options may be granted only to employees, including officers. The exercise price of incentive stock options granted under the Stock Option Plan must be the fair market value of the Common Stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who beneficially owns more than 10% (a "10% Holder") of the Company's voting stock must be at least 110% of the fair market value of the underlying shares on the date of grant. The Stock Option Plan expires in 2006 with respect to incentive stock options.


   Under the Stock Option Plan, nonqualified stock options may be granted to any individual, including employees and directors and consultants who are not employees of the Company. The exercise price of nonqualified stock options may be any amount determined in good faith by the Board of Directors or a committee appointed by the Board. The Company has no plans to grant nonqualified stock options at an exercise price of less than the fair market value of the underlying shares on the date of grant.

   The Stock Option Plan is administered by the full Board of Directors or compensation committee of the Board (the "Compensation Committee") which determines the terms of options granted under the Stock Option Plan, including the exercise price and the number of shares subject to the option. The Stock Option Plan provides the Compensation Committee with the discretion to determine when options granted thereunder shall become exercisable. Most options granted under the Stock Option Plan become exercisable over a period of three years and have a term of five years. No option may be exercised more than 10 years (or, in the case of an incentive option granted to a 10% Holder, more than five years) after its grant date. Options granted under the Stock Option Plan are not transferable by the optionee after the date of its grant. Options granted under the Stock Option Plan are not transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable during the lifetime of the optionee only by the optionee, his guardian or legal representative. Incentive stock options held by employees of the Company may be exercised by the participant only while employed by the Company or within one year following termination resulting from death or permanent disability or within three months after termination for any reason other than cause, death or permanent disability, or on or before the date the participant's employment with the Company is terminated, if for cause. Options to non-employees may be exercised within such time period as the Compensation Committee determines but no later than 10 years from the date of grant, two years after cessation of services to the Company for any reason other than death, permanent disability, retirement or cause, three years after cessation of services by reason of death, permanent disability or cause, or the date of cessation of services for cause. Upon the occurrence of a change in control of the Company, 100% of all unvested options that had been outstanding for at least six months will vest.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT, AND CHANGE-IN-CONTROL ARRANGEMENTS


   Hooman Nikzad entered into a three-year employment agreement with the Company as of June 1, 1996, pursuant to which he was employed as Chief Executive Officer. Under the agreement, Mr. Nikzad is entitled to an annual base salary of $85,000, increasing by 10% annually commencing May 31, 1997. Unless terminated without cause, Mr. Nikzad is entitled to a lump sum payment equal to the greater of the base salary due for the remainder of the term of the employment agreement or 12 months' base salary, and continuation of coverage under medical plans for up to 12 months. Mr. Nikzad is entitled to certain incentive compensation payments, if any, made for the year of termination of his employment for death or disability. If the employment is terminated within 12 months after certain changes in control of the Company, Mr. Nikzad is entitled to a lump sum payment (in lieu of the payment referred to in the second preceding sentence) not to exceed 2.99 times the base amount defined in Section 280G of the Internal Revenue Code of 1986, as amended, continuation of medical coverage for 12 months and other benefits in effect at that time. The agreement also contains confidentiality and non-competition covenants. These covenants might be held unenforceable or only partially enforceable if challenged in a court. In connection with his employment, Mr. Nikzad received options for 30,000 shares of the Company's Common Stock on June 1, 1996, exercisable at $3.50 and vesting in equal parts on the first three anniversaries of the grant date.


   The Company has similar agreements with Messrs. Todd Belfer, Djahandideh and Denton employing them in their capacities as officers with the Company, except that their annual salary is $50,000, $85,000 and $65,000, respectively, and the numbers of options received were 30,000, 30,000 and 10,000, respectively. Todd Belfer's salary is $50,000 per annum, increasing 10% annually commencing May 31, 1997, and Mr. Denton's salary is $65,000 per annum, increasing to $70,000 January 1, 1997 and to $75,000 January 1, 1998, with provisions for Mr. Denton to receive annual bonuses of $10,000, $15,000 and $20,000 for fiscal years 1997 through 1999, respectively, should the Company achieve net sales targets during such years. In connection with his employment, Mr. Denton also received five-year warrants exercisable for 60,000 and 30,000 shares of Common Stock at an exercise price of $.50 and $1.00, respectively, vesting in stages through December 31, 1998.

                              CERTAIN TRANSACTIONS

   The Company's predecessor, Houston, was founded by Hooman Nikzad, Todd P. Belfer, Fred Djahandideh, Harvey A. Belfer and Marvin D. Brody. Houston was a party to an agreement dated December 12, 1995 pursuant to which Marvin D. Brody and Nancy P. Brody transferred their Houston membership interests to Harvey A. Belfer, Todd P. Belfer, Hooman Nikzad and Fradjollah Djahandideh. Houston paid approximately $4,100 in attorneys' fees relating to the agreement and agreed to indemnify the sellers against all liabilities arising from Houston's operations.


   In May 1996, Messrs. Nikzad, Todd Belfer, Djahandideh and Harvey Belfer completed a private placement of portions of their membership interests in the Company's predecessor, Houston, selling approximately 16.6% of their interests. The Company did not receive any proceeds from the sale. On May 31, 1996, all members converted their interests into shares of the Company's Common Stock.
Private placement costs associated with the transactions of approximately $70,000 were paid by the Company. In connection with the transactions, the Company also issued warrants to purchase an aggregate of 118,421 shares of Common Stock to the underwriter of a portion of the private placement and entities associated with an attorney involved in the private placement and a director of the Company who subsequently resigned. See "Description of Capital Stock -- Warrants."


   Houston made limited liability company distribution payments to its members in fiscal 1995 and fiscal 1996, including the following payments to current executive officers and directors: Mr. Nikzad, $125,256 in 1995 and $220,313 in 1996; Mr. Todd Belfer, $125,256 in 1995 and $220,313 in 1996; Mr. Djahandideh,
$224,339 in 1995 and $495,313 in 1996; and Mr. Harvey  Belfer,  $112,966 in 1995
and $264,063 in 1996. The Company succeeded to Houston's business effective May 31, 1996 and no additional distributions will be made. See "Limited Liability Company Distributions" and Consolidated Statements of Shareholders' Equity and Notes to Consolidated Financial Statements.

   The Company currently leases 19 of its employees through an employee leasing company, Employee Solutions, Inc. ("ESI"), of which Harvey Belfer was co-founder and Chief Executive Officer, and is a Director, and for which Todd Belfer previously served as Director and Vice President of Marketing and Investor Relations. For the years ended May 31, 1996 and 1995, Houston paid ESI approximately $923,000 and $506,000, respectively, for employee leasing and related expenses.


   From February 1994 to October 1994, Houston retained the services of Propay, Inc., an employee leasing firm ("Propay"), which Hooman Nikzad co-founded and sold to ESI in October 1993. For the fiscal year ended May 31, 1995, the Company paid Propay approximately $329,000 for such employee leasing services.


   During fiscal 1995, Houston paid a total of approximately $353,600 in consulting and other fees to Pure Source Ltd., a British Virgin Islands corporation ("Pure Source") which provided marketing, purchasing, promotional and other international advertising services and assisted in locating sources of raw materials. On December 31, 1995, the consulting agreement was terminated. No fees were paid to Pure Source in fiscal 1996. All of the members of Houston, the predecessor to the Company, had beneficial interests in Pure Source and benefitted from the payment of such fees. Current directors and executive officers of the Company held the following ownership interests in Pure Source:
Mr. Todd Belfer, 15%; Mr. Nikzad, 15%; Mr. Harvey Belfer, 17.5% and Mr. Djahandideh, 35%.

   In February 1996, the Company purchased all of the outstanding stock of Belnik Investment Group, Inc., an Arizona corporation doing business as Freedom Wholesalers, Inc. ("Freedom"), from Messrs. Nikzad and Todd Belfer. The purchase price consisted of $1,000 plus warrants issued to each of Messrs. Nikzad and Todd Belfer to purchase 10,500 shares of the Company's Common Stock exercisable at $1.00 per share and vesting in three equal annual installments commencing December 31, 1996. Prior to acquiring Freedom, the Company had been distributing certain of its products through Freedom as well as providing office space, telephone facilities, other business services, and management to Freedom for which Freedom reimbursed the Company $190,291 in fiscal 1995 and $437,310 in fiscal 1996. See "Business -- Products" and "-Freedom Products." For financial reporting purposes, the operations of Freedom are consolidated, and all intercompany balances and transactions are eliminated. See Note 2 to the Consolidated Financial Statements.

   On March 6, 1996, the Company borrowed $300,000 from Belfer Labs LLC, an affiliated company formed by Todd Belfer, President and Director of the Company, and Harvey Belfer, father of Todd Belfer and consultant and Director of the Company. The Belfer Labs Note accrues interest at the rate of 12% per annum, is payable March 6, 1997 and is collateralized by substantially all of the Company's assets. The proceeds of the Belfer Labs Note were distributed to the members of Houston for, among other things, the members' tax liability which resulted from the profitable operations of the Company prior to the Company's conversion to a corporation. On July 23, 1996, the Company paid $100,000 in principal on the note plus accrued interest of $14,100. Management anticipates repaying the remaining balance payable on the note with the proceeds from this Offering.

   The Company believes that the terms of the ongoing transactions described above are fair, reasonable and consistent with the terms that the Company could obtain from unaffiliated third parties. The Company has no plans to enter into any additional transactions with officers, directors or stockholders of the Company. In the future, the Company will not engage in any additional transactions with its officers, directors or 5% stockholders or their affiliates unless the transaction is approved by a majority of the disinterested directors of the Company after full disclosure and will be on terms no less favorable to the Company than would be available from an unaffiliated third party.

                             PRINCIPAL STOCKHOLDERS


   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of October 7, 1996 and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person or entity known to the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors and
(iii) all directors and executive officers of the Company as a group.



                                                              SHARES BENEFICIALLY OWNED(1)
                                                      ----------------------------------------------
                                                                      PERCENT PRIOR    PERCENT AFTER
       IDENTITY OF STOCKHOLDER OR GROUP(2)               NUMBER        TO OFFERING        OFFERING
       -----------------------------------               ------       -------------    -------------
Hooman Nikzad .................................         412,907            13.8%           9.6%
Todd P. Belfer ................................         469,156(3)         15.6           10.9

Fred Djahandideh ..............................         994,359(4)         33.1           23.1

Harvey Belfer .................................         400,203(5)         13.3            9.3

Allan R. Lyons ................................          65,000(6)          2.2            1.5

Kenneth A. Steel, Jr ..........................          58,068(7)          1.9            1.3

Beth R. Belfer(8) .............................         200,000             6.7            4.7
Storie Partners, L.P.(9) ......................         180,000             6.0            4.2
All directors and executive officers as a group
 (seven persons)(3)(4)(5)(6)(10) ..............       2,409,693            78.1           55.0


----------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC" or "Commission") and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2) Except as otherwise noted, mailing address is 1719 West University Drive, Suite 187, Tempe, Arizona 85281.

(3) Represents shares owned by T.P.B. Investments Limited Partnership, of which Todd Belfer is general partner, with beneficial interests accruing to Todd Belfer and his sister, Beth R. Belfer.

(4) Includes  250,000  shares  held  by  Mr.  Djahandideh's  daughter,   Daniela
    Djahandideh, for which Mr. Djahandideh holds power of attorney.

(5) Represents shares owned by To Be Limited Partnership, of which Harvey Belfer is general partner, with beneficial interests accruing to Harvey Belfer's son, Todd Belfer, and Harvey Belfer's daughter, Beth R. Belfer.

(6) Represents 45,000 shares held by two venture capital firms controlled by Mr. Lyons and 20,000 shares Mr. Lyons has a right to acquire upon exercise of stock options.

(7) Represents 55,068 shares Mr. Steel has a right to acquire upon exercise of stock options.

(8) Mailing address is 6900 East Camelback Road, Suite 440, Scottsdale, Arizona 85251. Ms. Belfer is not a director or employee of the Company.

(9) General partners are Steven A. Ledger and Richard Dirickson. The partners and the partnership are unrelated to the Company, the representatives of the Underwriters of this Offering and their affiliates. Mailing address is 1 Bush Street, No. 1350, San Francisco, California 94104.

(10)Includes an aggregate of 85,068 shares issuable upon exercise of stock options and warrants.

                          DESCRIPTION OF CAPITAL STOCK

   The authorized capital stock of the Company consists of 8,000,000 shares of Common Stock, $.001 par value per share, and 100,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), issuable in series. The following summary of certain provisions of the Company's capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation (the "Certificate") and Bylaws which are included as exhibits to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

   Immediately prior to the Offering, there were 3,000,000 shares of Common Stock outstanding which were held of record by 39 stockholders. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders are not entitled to cumulate their votes for the election of directors. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive such dividends pro rata, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this Offering will be fully paid and nonassessable.

PREFERRED STOCK

   The Company is authorized to issue 100,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to determine the powers, preferences and rights and the qualifications, limitations or restrictions granted to or imposed upon any wholly unissued series of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. Shares of Preferred Stock so designated may have voting, conversion, liquidation preference, redemption, sinking fund provisions and other rights which are superior to those of the Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of and the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any shares of the Preferred Stock.

WARRANTS


   As of August 31, 1996, the Company has outstanding warrants to purchase 464,421 shares of its Common Stock, of which 276,149 were exercisable, as further described below. Each warrant expires in either May or June 2001, respectively, and contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations, reclassifications and consolidations, and in certain cases, for dilutive sales of Common Stock below the then existing exercise price. Certain warrants are entitled to registration rights. See "Description of Capital Stock -- Registration Rights."

   Of the warrants referred to in the preceding paragraph, warrants to purchase 60,000 shares are exercisable at $.50 per share, vesting in stages through 1999. Warrants to purchase 51,000 shares are exercisable at $1.00 per share, of which 10,000 warrants are vested, and the balance vest in stages through 1998. Warrants to purchase 192,656 shares are exercisable at $3.50 per share, of which 107,656 are vested currently, and the balance vest in stages through 1999. Two warrants to purchase 75,000 shares each are exercisable at $5.00 and $10.00 per share, respectively, all of which are vested currently. Warrants to purchase 10,765 shares are exercisable at the price at which shares are sold in this Offering, all of which warrants are vested.

   In September 1996, the Company granted warrants to purchase 100,000 shares and 14,000 shares to a Company director/consultant and a paid endorser of the Company's products, respectively. The warrants to purchase 100,000 shares are exercisable at $7.00 per share and vest pro-rata, on a daily basis, over the year ending July 31, 1997. The warrants to purchase 14,000 shares are exercisable at $6.00 per share, and vest as to 7,000 shares on each September 14, 1997 and September 14, 1998.


CERTAIN ANTI-TAKEOVER PROVISIONS

   Stockholders' rights and related matters are governed by Delaware corporate law, the Certificate and Bylaws. Certain provisions of the Certificate and Bylaws that are summarized below may affect potential changes in control of the Company. The cumulative effect of these provisions may be to make it more difficult to acquire and exercise control of the Company and to make changes in management.

   The affirmative vote of at least two-thirds of the shares entitled to vote is required for a merger or a consolidation with, or a sale by the Company of all or substantially all of its assets to, any person, firm or corporation, or any group thereof, which owns, directly or indirectly, 5% or more of any class of voting securities of the Company, exclusive of any person holding 10% or more at May 31, 1996 (an "Interested Person"). In addition, two-thirds approval is required with respect to other transactions involving any Interested Person, including the purchase by the Company or any of its subsidiaries of all or substantially all of the assets or stock of an Interested Person and any other transaction with an Interested Person that requires stockholder approval under Delaware law. The two-thirds voting requirement is not applicable to a transaction that is approved by the Board of Directors if a majority of the members of the Board of Directors voting to approve such transaction were elected prior to the date on which the other party became an Interested Person (the "Continuing Directors") or whose initial election as a director succeeds a Continuing Director or fills a newly created directorship approved by the Continuing Directors.

   Commencing with the 1997 annual meeting of stockholders, each director will serve for a three-year term and approximately one-third of the directors will be elected annually. Candidates for election of directors shall be nominated only by the Board of Directors or by a stockholder who gives prior written notice to the Company, generally not less than 60 nor more than 90 days before the annual meeting. The Company may have three to nine directors as determined from time to time by the Board, which currently consists of six members. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. The Certificate does not provide for cumulative voting at stockholder meetings for election of directors. Stockholders controlling more than 50% of the outstanding Common Stock can elect the entire Board of Directors, while stockholders controlling less than 50% of the outstanding Common Stock may not be able to elect any directors. A director may be removed from office only for cause by the affirmative vote of a majority of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

   The Certificate further provides that stockholder action must be taken at a meeting of stockholders and may not be effected by any consent in writing. A special meeting of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer, a majority of the whole Board of Directors or by the holders of at least 25% of the Common Stock. If a stockholder wishes to propose an agenda item for consideration at a meeting he must give a brief description of each item and written notice to the Company not less than 60 nor more than 90 days prior to the meeting or such other period of time necessary to comply with applicable federal proxy solicitation rules or other regulations. Stockholders may need to present their proposals or director nominations in advance of the time they receive notice of the meeting because the Company's Bylaws provide that notice of a stockholders' meeting must be given not less than 10 or more than 60 days prior to the meeting date.

   The Certificate provides further that the foregoing provisions of the Certificate and Bylaws may be amended or repealed only with the affirmative vote of at least two-thirds of the shares entitled to vote, unless the amendment is recommended for stockholder approval by a majority of the Continuing Directors. These provisions exceed the usual majority vote requirement of Delaware law and are intended to prevent the holders of less than two-thirds of the voting power from circumventing the foregoing terms by amending the Certificate or Bylaws. These provisions, however, enable the holders of more than one-third of the voting power to prevent amendments to the Certificate or Bylaws even if they were favored by the holders of a majority of the voting power.

   The effect of these provisions may be to make more difficult the accomplishment of a merger or other takeover or change in control of the Company. To the extent that these provisions have this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for Common Stock and in so doing may diminish the market value of the Common Stock.

PERSONAL LIABILITY OF DIRECTORS


   Delaware law authorizes a Delaware corporation to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages for breach of certain fiduciary duties as a director. The Company believes that such a provision is beneficial in attracting and retaining qualified directors, and accordingly, the Certificate includes a provision eliminating liability for monetary damages for any breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the director derived an improper personal benefit; or (iv) for unlawful payments of dividends or unlawful stock repurchase or redemptions as provided in Section 174 of the Delaware General Corporation Law. Directors are not insulated from liability for breach of their duty of loyalty or for claims arising under the federal securities laws. The foregoing provisions of the Certificate may reduce the likelihood of derivative litigation against directors for breaches of their fiduciary duties, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. Furthermore, the Company has entered into indemnity agreements with all of its directors and officers for the indemnification of and advancing of expenses to such persons to the fullest extent permitted by law. The Company intends to execute such indemnity agreements with its future officers and directors. The Company is in the process of obtaining comprehensive directors and officers liability insurance coverage, and anticipates obtaining an insurance policy with an aggregate policy limit of not less than $3,000,000 for the benefit of its officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws, no later than the effective date of this Offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


DELAWARE LAW

   The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

REGISTRATION RIGHTS


   Holders of 498,375 shares of Common Stock and holders of warrants to acquire 257,656 shares of Common Stock have the right to demand registration of up to 50% of such shares commencing September 1, 1997 and also will have the right to receive notice of proposed registrations of securities by the Company and to cause the Company to include all or a portion of such shares in such registrations at the Company's expense, provided, among other conditions, that the underwriters of any such offering shall have the right to limit the number of shares included in such registration. The holders of these shares of Common Stock are all of the Company's current stockholders other than the Company's directors, officers and certain members of their respective immediate families. Holders of these warrants are: Canyon Security, L.L.C., an Arizona limited liability company which is associated with an attorney involved in the Company's private placement of May 31, 1996. JBV Investments, L.C., a Utah limited liability company associated with a former director of the Company; and Michael J. Dwyer, a broker who has invested in the Company in his individual capacity. Holders of applicable registration rights relating to this Offering have been notified that their respective shares will not be included in this Offering. The Company is obligated to pay the offering expenses of each such offering, except for the selling stockholders' pro rata portion of underwriting discounts and commissions.


   Prior to this Offering, there has been no market for the Common Stock and no precise prediction can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices.

TRANSFER AGENT AND REGISTRAR

   The Company has appointed Corporate Stock Transfer, Inc., Denver, Colorado as the transfer agent and registrar for the Company's Common Stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this Offering, the Company will have 4,300,000 shares of Common Stock outstanding. Of these shares, 1,300,000 of the shares sold in this Offering (plus any additional shares sold upon the exercise of the Underwriters' Over-allotment Option) will be freely tradable under the Securities Act except for shares purchased by "affiliates" of the Company within the meaning of the rules and regulations under the Securities Act.

   The remaining 3,000,000 outstanding shares (the "Restricted Shares"), which were issued by the Company on May 31, 1996 in reliance upon the "private placement" exemption provided by Section 4(2) of the Securities Act, will be deemed restricted securities within the meaning of Rule 144 under the Securities Act. Restricted Shares may not be sold unless they are registered under the Securities Act or are sold pursuant to an applicable exemption from registration, including an exemption under Rule 144.

   In general, under Rule 144 of the Securities Act as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned "restricted securities" for at least two years (one year under currently proposed amendments to Rule 144), including a person who may be deemed an affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock of the Company (43,000 shares after giving effect to this Offering) and the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 of the Securities Act are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years (two years under currently proposed amendments to Rule 144), would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144 of the Securities Act. However, the transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 of the Securities Act prior to effecting a transfer of such shares.


   The Company and its officers and directors holding an aggregate of 2,324,625 shares of Common Stock have entered into lockup agreements with the Underwriters pursuant to which such stockholders have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Underwriters. See "Underwriting."

   After the expiration of the lockup agreements with the Underwriters, the Company expects to file a Registration Statement on Form S-8 under the Securities Act to register all of the shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan. After the effective date of such Registration Statement, shares purchased upon exercise of options granted pursuant to the Stock Option Plan generally would be available for resale in the public market. As of August 31, 1996, options to purchase 228,000 shares of Common Stock were outstanding, none of which were exercisable. To date, no options have been exercised.


   Following completion of this offering, holders of 498,375 shares of Common Stock and the holders of warrants to acquire 257,656 shares of Common Stock have the right, under certain conditions, to cause the Company to register such shares under the Securities Act and to participate in future Company registrations. See "Description of Capital Stock -- Registration Rights."

   Prior to this Offering, there has been no market for the Common Stock, and no precise prediction can be made of the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and limit the Company's ability to raise additional capital.

                                 UNDERWRITING


   The Underwriters named below, for whom Sentra Securities Corporation and Spelman & Co., Inc. are acting as representatives (together, the "Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares set forth opposite their names.


                                                            NUMBER OF
                    UNDERWRITER                              SHARES
                    -----------                              ------
          Sentra Securities Corporation......
          Spelman & Co., Inc. ...............

                                                            ---------
          TOTAL .............................               1,300,000
                                                            =========


   The Company is obligated to sell, and the Underwriters are obligated to purchase all of the shares of Common Stock offered hereby if any are purchased. The Company has been advised by the Representatives that the Underwriters propose to offer the Common Stock purchased by them directly to the public at the public offering price set forth on the cover page of this Prospectus and to
certain  dealers at a price that  represents  a concession  of $             per
share. The Underwriters may allow, and such dealers may reallow, a concession within the discretion of the Representatives. After the initial public offering of the Common Stock, the offering price and the selling terms may be changed by the Underwriters.

   As a condition to the Underwriters' obligation to purchase the shares of Common Stock offered hereby, the Underwriters must have received the opinion of Bass & Ullman, P.C. on issues relating to FDA, FTC and state and local licensing matters. The opinion must state that, unless otherwise disclosed in this Prospectus, the Company's advertising and packaging complies with applicable laws, the Company has all required licenses and permits and the descriptions in this Prospectus regarding government regulations and the status of the Company's compliance with such regulations are not misleading.


   The Company has granted an option to the Underwriters to purchase, in the aggregate, up to 195,000 additional shares of Common Stock. The option is exercisable for 45 days from the date of this Prospectus at an initial offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The option may only be exercised for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby.


   The Underwriters will purchase the Common Stock (including Common Stock subject to the Over- allotment Option) from the Company at a price of $6.37 per share. In addition, the Company has agreed to pay to the Representatives a 3% nonaccountable expense allowance on the aggregate initial public offering price of the shares of Common Stock, including shares subject to the Over-allotment Option, of which $25,000 has been paid. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that any Underwriter may be required to make in respect thereof.


   The Company has agreed to issue to the Representatives, for aggregate consideration of $100, the Representatives' Warrant to purchase up to 10% of the number of shares of Common Stock sold in this

Offering for $8.54 per share. The number of shares of Common Stock covered by the Representatives' Warrants and the exercise price are subject to adjustment under certain events to prevent dilution. The Representatives' Warrants are exercisable at any time in the five-year period commencing one year from the effective date of this Offering. The Representatives' Warrants are not transferable for one year from the date of this Prospectus except (i) to an Underwriter or a partner or officer of an Underwriter or (ii) by will or operation of law. During the term of the Representatives' Warrants, the holder thereof is given the opportunity to profit from a rise in the market price of the Company's securities. The Company may find it more difficult to raise additional equity capital while the Representatives' Warrants are outstanding. At any time at which the Representatives' Warrants are likely to be exercised, the Company would probably be able to obtain additional equity capital on more favorable terms. Additionally, the Company has agreed, beginning one year after the date of this Prospectus, on demand of the holders of a majority of the Representatives' Warrants or the Common Stock issued or issuable thereunder, to register the Common Stock underlying the Representatives' Warrants one time at the Company's expense. If the Company files a registration statement relating to an equity offering under the provisions of the 1933 Act at any time during the period following the date of issuance of the Representatives' Warrants, the holders of the Representatives' Warrants or underlying Common Stock will have the right, subject to certain conditions, to include in such registration statements, at the Company's expense, all or part of the underlying Common Stock at the request of the holders. The registration of securities pursuant to the Representatives' Warrants may result in substantial expense to the Company at a time when it may not be able to afford such expense and may impede future financing.


   The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement, copies of which are on file at the offices of the Company, the Representative and the Commission.

   The Representatives have advised the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

   Prior to this Offering, there has been no public market for the Company's Common Stock. The initial public offering price for the Common Stock was determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price was the history of and the prospects for the Company and the industry in which it operates, the past and present operating results of the Company and the trends of such results, the future prospects of the Company, an assessment of the Company's management, the general condition of the securities markets at the time of this Offering and the prices for similar securities of comparable companies.

                                  LEGAL MATTERS

   The legality of the shares offered hereby will be passed upon for the Company by the Company's general counsel, Quarles & Brady, Phoenix, Arizona. Legal issues related to FDA, FTC and state and local licensing matters are being passed upon for the Company by Bass & Ullman, P.C., New York, New York. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Luce, Forward, Hamilton & Scripps LLP, San Diego, California.

                                     EXPERTS

   The consolidated balance sheet of the Company as of May 31, 1996 and the consolidated statements of income, shareholders' equity, and cash flows of the Company for each of the two years in the period ended May 31, 1996 included in this Prospectus have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


   The descriptions of the government regulations and the status of the Company's compliance with such regulations included in this Prospectus have been included herein in reliance on the opinion of Bass & Ullman, P.C., attorneys, given on the authority of that firm as experts in such matters.

                              AVAILABLE INFORMATION

   The Company has filed with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a Registration Statement under the Securities Act concerning the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus as permitted by the Commission's regulations. For further information concerning the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement and its exhibits, which may be inspected at the offices of the Commission, without charge. Copies of the material contained therein may be obtained from the Commission upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete; where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof.

   After completion of this Offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; and at the regional offices maintained by the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, 13th Floor, New York, New York 10048; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Additionally, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission; the address of such site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                PAGE
                                                                                                ----
Report of Independent Accountants ...............................................................F-1
Audited Financial Statements:
   Consolidated Balance Sheet as of May 31, 1996 ................................................F-2
   Consolidated Statements of Income for the years ended May 31, 1996 and 1995  .................F-3
   Consolidated Statements of Shareholders' Equity for the years ended May 31, 1996 and 1995  ...F-4
   Consolidated Statements of Cash Flows for the years ended May 31, 1996 and 1995  .............F-5
   Notes to Consolidated Financial Statements ...................................................F-6
Unaudited Financial Statements:
   Consolidated Balance Sheets as of August 31, 1996 and May 31, 1996 ...........................F-13
   Consolidated Statements of Income for the three months ended
     August 31, 1996 and 1995 ...................................................................F-14
   Consolidated Statement of Shareholders' Equity for the three months ended
     August 31, 1996 ............................................................................F-15
   Consolidated Statements of Cash Flows for the three months ended August 31, 1996 and 1995 .............................................................F-16
   Notes to Unaudited Consolidated Financial Statements .........................................F-17

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders
M.D. Labs, Inc.

   We have audited the accompanying consolidated balance sheet of M.D. Labs, Inc. and subsidiary as of May 31, 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of M.D. Labs, Inc. and subsidiary as of May 31, 1996, and the consolidated results of their operations and their cash flows for the two years then ended in conformity with generally accepted accounting principles.



COOPERS & LYBRAND L.L.P.

Phoenix, Arizona
July 12, 1996

                                 M.D. LABS, INC.
                           CONSOLIDATED BALANCE SHEET
                                  MAY 31, 1996

                                    ASSETS
Current assets:
  Cash and cash equivalents ...................................................    $   91,799
  Trade accounts receivable, net of allowance for doubtful accounts of $27,876.       619,860
  Inventories .................................................................     1,080,406
  Deferred tax asset ..........................................................        26,683
  Other current assets ........................................................        46,181
                                                                                   ----------
      Total current assets ....................................................     1,864,929
                                                                                   ----------

Property and equipment, net ...................................................       219,399
Intangible assets .............................................................       520,732
Deferred tax asset ............................................................        59,356
Deposits and other assets .....................................................        27,254
                                                                                   ----------
      Total assets ............................................................    $2,691,670
                                                                                   ==========

                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses .........................................    $  213,817
Notes payable .................................................................       460,000
                                                                                   ----------
      Total current liabilities ...............................................       673,817
                                                                                   ----------
Shareholders' equity:
  Common stock, $.001 par value; 8,000,000 shares authorized; 3,000,000 shares
    issued and outstanding ....................................................         3,000
  Preferred stock, $.01 par value; 100,000 shares authorized; none outstanding.
  Paid-in capital .............................................................     2,018,728
  Less: unearned compensation .................................................        (3,875)
                                                                                   ----------
      Total shareholders' equity ..............................................     2,017,853
                                                                                   ----------
      Total liabilities and shareholders' equity ..............................    $2,691,670
                                                                                   ==========

  The accompanying notes are an integral part of these financial statements.

                               M.D. LABS, INC.
                      CONSOLIDATED STATEMENTS OF INCOME
                  FOR THE YEARS ENDED MAY 31, 1996 AND 1995


                                                        1996            1995
                                                   -----------     -----------
Net sales .....................................    $ 5,191,067     $ 4,193,997
Cost of goods sold ............................      1,510,479       1,608,568
                                                   -----------     -----------
Gross profit ..................................      3,680,588       2,585,429
Selling, general and administrative ...........      2,141,926       2,012,641
                                                   -----------     -----------
Income from operations ........................      1,538,662         572,788
Interest expense ..............................         12,991
                                                   -----------     -----------
Income before income tax ......................      1,525,671         572,788
Income tax benefit ............................         86,039
                                                   -----------     -----------
Net income ....................................    $ 1,611,710     $   572,788
                                                   ===========     ===========
Pro forma net income data (unaudited):
  Income before income tax ....................   $ 1,525,671      $   572,788
  Pro forma income taxes ......................       610,039          229,115
                                                  -----------      -----------
    Pro forma net income ......................   $   915,632      $   343,673
                                                  ===========      ===========
  Pro forma net income per share ..............   $      0.29      $      0.11
                                                  ===========      ===========
  Shares used in pro forma net income per share     3,197,940        3,197,940
                                                  ===========      ===========

  The accompanying notes are an integral part of these financial statements.

                                 M.D. LABS, INC.
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    FOR THE YEARS ENDED MAY 31, 1996 AND 1995

                                 MEMBERS'   COMMON      PAID-IN        UNEARNED
                                  EQUITY     STOCK      CAPITAL      COMPENSATION      TOTAL
                              ------------  -------   -----------    ------------  ------------
Balances as of May 31, 1994  .$  1,424,471  $         $                $           $  1,424,471
Cash distributions ...........    (692,817)                                            (692,817)
Contributions ................     400,000                                              400,000
Net income ...................     572,788                                              572,788
                              ------------  -------   -----------      --------    ------------
Balances as of May 31, 1995...   1,704,442                                            1,704,442
                              ------------  -------   -----------      --------    ------------
Cash distributions ...........  (1,300,000)                                          (1,300,000)
Issuance of stock warrants....                              5,576        (4,500)          1,076
Amortization of unearned
 compensation ................                                              625             625
Net income ...................   1,611,710                                            1,611,710
Conversion of members' equity
 to common stock .............  (2,016,152)   3,000     2,013,152
                              ------------  -------   -----------      --------    ------------
Balances as of May 31, 1996...$          0  $ 3,000   $ 2,018,728      $ (3,875)   $  2,017,853
                              ============  =======   ===========      ========    ============

  The accompanying notes are an integral part of these financial statements.

                                 M.D. LABS, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    FOR THE YEARS ENDED MAY 31, 1996 AND 1995

                                                                                   1996          1995
                                                                              ------------    ----------
Cash flows from operating activities:
  Net income ................................................................ $  1,611,710    $  572,788
    Adjustments to reconcile net income to cash provided
      by operating activities:
      Depreciation and amortization .........................................      183,461       145,032
    Changes in assets and liabilities:
      Increase in accounts receivable .......................................     (113,329)     (151,814)
      Increase in inventories ...............................................     (608,034)      (81,578)
      Increase in deferred tax asset ........................................      (86,039)
      (Increase) decrease in other current assets ...........................        7,588       (51,508)
      Increase in accounts payable and accrued expenses .....................       92,371        74,973
                                                                              ------------    ----------
          Net cash provided by operating activities .........................    1,087,728       507,893
                                                                              ------------    ----------
Cash flows from investing activities:
  Purchases of property and equipment .......................................     (121,832)      (56,944)
  Purchase of Olympian Global ...............................................      (50,000)
  (Increase) decrease in deposits and other assets ..........................        6,718       (32,472)
                                                                              ------------    ----------
          Net cash used in investing activities .............................     (165,114)      (89,416)
                                                                              ------------    ----------
Cash flows from financing activities:
  Proceeds from notes payable ...............................................      300,000
  Repayment of notes payable ................................................      (50,000)
  Distributions to members ..................................................   (1,300,000)     (692,817)
  Contributions from members ................................................                    400,000
                                                                              ------------    ----------
          Net cash provided by (used in) financing activities  ..............   (1,050,000)     (292,817)
                                                                              ------------    ----------
Net increase (decrease) in cash and cash equivalents ........................     (127,386)      125,660
Cash and cash equivalents, beginning of year ................................      219,185        93,525
                                                                              ------------    ----------
Cash and cash equivalents, end of year ...................................... $     91,799    $  219,185
                                                                              ============    ==========
  Non-cash investing and financing activities:
  Olympian Global assets received for notes payable  ........................ $    210,000

  The accompanying notes are an integral part of these financial statements.

                               M.D. Labs, Inc.

                  Notes to Consolidated Financial Statements

1. ORGANIZATION AND OPERATIONS:

   M.D. Labs, Inc. and its subsidiary, Belnik Investment Group, Inc., are in the business of developing, packaging, marketing and distributing natural dietary supplements (consisting primarily of herbal products) and weight management products. The formulation, processing, packaging, labeling, product claims, advertising and marketing, including direct marketing, of these products are subject to regulation in the U.S. by one or more federal agencies, including the FDA, the FTC, the Consumer Product Safety Commission, the USDA, the United States Postal Service and the Environmental Protection Agency. Sales are made to large retailers, distributors and consumers, primarily in the United States and Japan.


   M.D. Labs, Inc., a Delaware corporation, was incorporated in February 1996. On May 31, 1996, it exchanged three million shares of its common stock for all of the investment units of Houston Enterprises, L.L.C. (the "Predecessor"), an Arizona limited liability company. Concurrently, but prior to the exchange, the members of the Predecessor sold in a private placement approximately 16.6% of their investment units for $1,744,313. The Company received no proceeds from the sale; however, private placement costs of approximately $70,000 were paid by the Company.

   On February 26, 1996, M.D. Labs, Inc. acquired from common owners all of the assets of Belnik Investment Group, Inc. ("Belnik") from two owners of the Predecessor for $1,000 and warrants to purchase 21,000 shares of M.D. Labs' common stock.

   On January 16, 1996, the Predecessor purchased all the assets of Olympian Global, L.L.C., an unaffiliated Arizona limited liability company, for $260,000. The excess of cost over the fair value of the net assets acquired of $240,000 is included in intangibles. On February 14, 1994, the Predecessor purchased all of the assets of Houston Enterprises, Inc., an unaffiliated Arizona corporation, for $1,350,000. The excess of cost over the fair value of the net assets acquired of $506,328 is included in intangibles. Both transactions were accounted for in accordance with the purchase method of accounting and, accordingly, the results of operations have been included in the consolidated results of operations from the respective dates of acquisition.

2. SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

   M.D. Labs, Inc., its Predecessor, and Belnik have historically operated under a high degree of common ownership and management control. Accordingly, the consolidated financial statements include the accounts of M.D. Labs, Inc., its wholly-owned subsidiary, Belnik and its Predecessor (the "Company") for all
periods presented. All intercompany balances and transactions have been eliminated.

   The accompanying consolidated financial statements at May 31, 1996 reflect the exchange of common shares for the investment units of its Predecessor, an L.L.C.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

   For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of acquisition to be cash equivalents, carried at cost, which approximates fair value. At times, the Company's cash deposited in financial institutions may be in excess of federally insured limits.

                               M.D. Labs, Inc.

Inventories

   Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. Inventories consist primarily of finished goods, finished but not packaged (semi-finished) goods, raw herbs and packaging.

Property and Equipment

   Property and equipment are stated at cost. Depreciation is provided on depreciable assets by the straight-line method over estimated useful lives while leasehold improvements are amortized by the straight-line method over the shorter of estimated useful lives or the remaining lease terms.

   When items are retired or disposed of, the cost and accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the statements of income.

Intangible Assets

   Amortization of the intangibles is as follows:

          Goodwill, including trademarks                        15 years
          Non-compete agreements                                 3 years
          Product propriety rights                              10 years

   The Company assesses the recoverability of goodwill at each balance sheet date by determining whether amortization of the assets over their original estimated useful life can be recovered through estimated future undiscounted operating income, excluding amortization.

Revenue Recognition

   Sales and related cost of sales are recorded at the time of shipment and a provision for anticipated sales returns is recorded based upon historical experience.

Stock-Based Compensation

   In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which defines a fair value based method of accounting for employee stock options or similar equity instruments. However, it also allows an entity to continue to account for these plans according to Accounting Principles Board Opinion No. 25 ("APB 25"), provided proforma disclosures of net income and earnings per share are made as if the fair value based method of accounting defined by FAS 123 had been applied. The Company anticipates electing to continue to measure compensation expense related to employee stock purchase options using APB 25, and will provide proforma disclosures as required.

Income Taxes

   For the two years ended May 31, 1996, the Predecessor elected under Internal Revenue Code Sub-Chapter K to be treated as a limited liability company, and accordingly, is generally not subject to federal and state income taxes. For income tax reporting purposes for these years, all profits and losses, and certain other items, were passed through to the members of the Predecessor. Since the income of M.D. Labs, Inc. will be taxable after May 31, certain temporary differences between financial and tax reporting are reflected as an income tax benefit in the statement of income for the year ended May 31, 1996 and as deferred tax assets in the balance sheet as of May 31, 1996.

                               M.D. Labs, Inc.

3. CONCENTRATION OF RISK:

   Financial instruments subject to credit risk consist primarily of trade accounts receivable. In the normal course of business, M.D. Labs, Inc. extends unsecured credit to its customers. Additionally, M.D. Labs has certain sales concentrations. As of and for the year ended May 31, 1996, the following concentrations existed:

Accounts Receivable

   Seven customers comprised approximately 60% of the accounts receivable balance.

Customer Sales

   One customer comprised approximately 12.2% of net sales for the year ended May 31, 1996. No customer comprised sales in excess of 10% during the year ended May 31, 1995.

Product Sales Lines

   Major product lines, as a percentage of sales, for the years ended May 31, 1996 and 1995 were as follows:

                                                     1996        1995
                                                     ----        ----

               Product A ........................     51%         72%
               Product B ........................     25%          0%
               Product C ........................     10%         20%

International Sales

   International sales during the past two years were as follows:

               1996...............................           $904,901
               1995...............................           $102,990

4. INVENTORIES:

   Inventories consist of the following:

                                                                1996
                                                                ----
               Finished and semi-finished goods.........  $   784,987
               Raw materials ...........................      295,419
                                                          -----------
                                                          $ 1,080,406
                                                          ===========

5. PROPERTY AND EQUIPMENT:

   Property and equipment consist of the following:


                                                                  1996
                                                               ---------
               Computers and equipment ........................$ 212,112
               Leasehold improvements .........................   85,985
               Furniture and fixtures .........................   38,057
               Vehicles .......................................    4,232
                                                                --------
                                                                 340,386
               Less accumulated depreciation and amortization    120,987
                                                                --------
                                                               $ 219,399
                                                                ========

                               M.D. Labs, Inc.

6. INTANGIBLES:

   Intangibles consist of the following:

                                                                      1996
                                                                  --------
          Goodwill, including trademarks ...................      $346,328
          Non-compete agreements ...........................       300,000
          Product propriety rights .........................       100,000
                                                                  --------
                                                                   746,328
          Less accumulated amortization ....................       225,596
                                                                  --------
                                                                  $520,732
                                                                  ========

7. NOTES PAYABLE:

   At May 31, 1996, notes payable included:

Promissory note payable to Belfer Labs, L.L.C., a related party, due
  March 6, 1997, 12% interest ........................................ $ 300,000
Note payable to Olympian Global, L.L.C., 7.5% interest, collateralized
  by the right to the tradename of the purchased product line ........   160,000
                                                                       ---------
                                                                       $ 460,000
                                                                       =========

   The Belfer note is collateralized by substantially all of the Company's assets.

   The Olympian note matures on the earliest of February 28, 1997 or 30 days after the Company becomes a publicly traded company. The note also provides that if certain sales levels are reached prior to January 13, 1997, the Company must pay an additional $40,000. Based on current sales levels, the Company does not believe that payment of this amount is probable; therefore, no liability is reflected in the financial statements.


   Additionally, Olympian Global guaranteed that sales levels for the six months ended July 31, 1996 would be $240,000 and that the amount of any such sales shortfall would be reduced from the principal balance of the note. Based on sales through July 31, 1996, the Company is entitled to a reduction in principal of approximately $16,000. If any reduction in principal results from the above, there will be no affect on net income since the reduction in principal will be credited to goodwill.


8. COMMITMENTS:

   M.D. Labs, Inc. is obligated under a long-term operating lease for office and warehouse facilities through the year 2000.

   Annual rental commitments under the above lease are as follows:

         MAY 31,
         -------
          1997 .............................               83,280
          1998 .............................               86,757
          1999 .............................               91,095
          2000 .............................               95,649
          2001 .............................               15,303
                                                         --------
                                                         $372,084
                                                         ========

   Rent expense under all operating leases amounted to $80,231 and $62,310, for the years ended May 31, 1996 and 1995, respectively.

                               M.D. Labs, Inc.

   M.D. Labs, Inc. is obligated under various royalty agreements with product designers. The agreements are based on product sales levels and expire through February 1999. Royalty expense for the years ended May 31, 1996 and May 31, 1995 was $31,843 and $607, respectively.


9. STOCK WARRANTS AND OPTIONS:

Stock Warrants

   Warrant transactions for the year ended May 31, 1996 were as follows:

      Warrants granted in 1996, exercise price at:
         $0.50 .......................................     60,000
         $1.00 .......................................     51,000
         $3.50 .......................................    107,656
         Initial public offering price ...............     10,765
                                                          -------
      Outstanding at May 31, 1996 ....................    229,421
                                                          =======

   During 1996, as officer compensation, the Company granted warrants to purchase an aggregate total of 60,000 common shares at an exercise price of $0.50 and 51,000 common shares at an exercise price of $1.00. The $0.50 warrants become exercisable in equal increments at the end of calendar years 1996, 1997 and 1998. The $1.00 warrants become exercisable as follows: 10,000 on June 3, 1996, 17,000 on December 31, 1996 and 1997, and 7,000 on December 31, 1998. All
warrants expire on June 2, 2001. Compensation expense is recognized pro rata during the periods in which the warrants are earned. Compensation expense for the year ended May 31, 1996 was $625.

   In conjunction with the 1996 private placement, certain financial advisors were granted warrants to purchase 107,656 common shares at an exercise price of $3.50 per share and 10,765 shares at an exercise price equal to the selling price set for shares offered at such time as the Company initially registers shares for sale to the public. These warrants are exercisable immediately and expire on May 31, 2001.

   On June 2, 1996, the Company sold for $1,500 a warrant to purchase 75,000 shares at an exercise price of $5.00 and 75,000 shares at an exercise price of $10.00, exercisable immediately. Additionally, the Company granted an officer and a director warrants to purchase an aggregate total of 85,000 shares at an exercise price of $3.50. These warrants become exercisable at the end of fiscal years 1997, 1998 and 1999 according to the following schedule: 23,333, 28,333 and 33,334 shares, per year, respectively. The above 235,000 warrants expire on June 2, 2001.

Stock Options

   The Company has adopted a Stock Option Plan, dated June 1, 1996, for the granting of Incentive Stock Options and Nonqualified Stock Options. Officers, directors and employees of the Company are eligible to receive these options. The aggregate number of shares that may be issued pursuant to exercise of options granted under the Plan shall be 300,000 shares.

   Subsequent to June 1, 1996, options were granted to purchase 224,000 shares of common stock at $3.50 a share and additional options were granted to purchase 5,000 shares of common stock at $6.00 a share. These options will vest as to one third of the underlying shares on each of June 1, 1997, 1998 and 1999. Also, options were granted to certain directors to purchase 40,000 shares of common stock at $8.00 a share. The directors' options were 100% vested as of September 1996.

                               M.D. Labs, Inc.

10. INCOME TAXES:

   The income tax effect of temporary differences between financial and tax reporting gives rise to the deferred income tax assets which consist of the following:

                                                                MAY 31, 1996
                                                                ------------
          Current:
            Accounts receivable ..........................         $11,150
            Inventories ..................................           2,800
            Accrued expenses .............................          12,733
                                                                   -------
                                                                    26,683
          Noncurrent:
            Intangibles ..................................          59,356
                                                                   -------
                                                                   $86,039
                                                                   =======

11. RELATED PARTY TRANSACTIONS:

   The Company retained the services of two employee leasing firms, Propay, Inc. ("Propay") and Employee Solutions, Inc. ("ESI"). Both Propay and ESI are entities related by common ownership to the Company. For the year ended May 31, 1995, the Predecessor paid Propay approximately $329,000, and for the years ended May 31, 1996 and 1995, the Predecessor paid ESI approximately $923,000 and $506,000, respectively, for employee leasing and related expenses.

   On March 10, 1994, Pure Source International, LTD., a British Virgin Island Company ("Pure Source"), was incorporated and entered into a consulting agreement with the Predecessor to provide marketing, promotional, advertising and other similar services with respect to the sale of products outside of the United States of America. Pure Source was an affiliated company with common ownership of the Predecessor. During the year ended May 31, 1995, Houston paid Pure Source consulting fees totaling $353,600. On December 31, 1995, the Consulting Agreement terminated.

   See Note 7, Notes Payable.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

   Financial Accounting Standard No. 107 requires the Company to disclose the estimated fair value of its financial instruments. The Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable and notes payable. The carrying amounts of cash equivalents, accounts receivable, accounts payable and notes payable approximate fair value at May 31, 1996.

13. SUBSEQUENT EVENTS:

   Subsequent to May 31, 1996, the Board of Directors approved an initial public offering of the Company's common stock. Also see Note 9.

14. UNAUDITED PRO FORMA DATA:

   The following pro forma data has been presented on the historical statements of income.

   a. Income tax expense for the years ended May 31, 1996 and 1995 has been presented as if the Company was a C corporation during those years. The income tax expense was calculated assuming an effective tax rate of 40%.

                               M.D. Labs, Inc.

     The pro forma provision for income taxes consists of:

                                                        YEARS ENDED MAY 31,
                                                     -----------------------
                                                       1995            1994
                                                       ----            ----
          Current expense:
            Federal .............................     591,000       $195,000
            State ...............................     105,000         34,000
                                                     --------       --------
                                                      696,000        229,000
          Deferred benefit:
            Federal .............................      73,133
            State ...............................      12,906
                                                     --------       --------
                                                       86,039
                                                     --------       --------
                                                     $609,961       $229,000
                                                     ========       ========

          Total pro forma provision for income taxes differs from the "expected" pro forma tax expense of 34% due to state income taxes, net of the federal benefit, of 6%.

   b. Pro forma net income per share has been computed by dividing pro forma net income for the years ended May 31, 1996 and 1995 by the 3 million shares outstanding as of May 31, 1996 and common stock equivalents (representing warrants and options issued within 12 months of the initial public offering in accordance with Securities and Exchange Commission Staff Accounting Bulletin No.
83).

                                 M.D. LABS, INC.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                        AUGUST 31, 1996 AND MAY 31, 1996

                                                                                   AUGUST 31,      MAY 31,
                                                                                      1996          1996
                                                                                  ------------ ------------
                                          ASSETS
Current assets:
  Cash and cash equivalents ...................................................   $   163,309    $    91,799
  Trade accounts receivable, net of allowance of $25,000 and
     $27,876 respectively .....................................................       521,148        619,860
  Inventories .................................................................     1,121,862      1,080,406
  Deferred tax assets .........................................................        26,683         26,683
  Other current assets ........................................................        68,188         46,181
                                                                                  -----------    -----------
     Total current assets .....................................................     1,901,190      1,864,929
Property and equipment, net ...................................................       211,668        219,399
Intangibles ...................................................................       504,186        520,732
Deferred tax asset ............................................................        59,356         59,356
Other assets and deposits .....................................................        37,672         27,254
                                                                                  -----------    -----------
     Total assets .............................................................    $2,714,072    $ 2,691,670
                                                                                  ===========    ===========

                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses .......................................   $   173,419    $   213,817
  Income tax payable ..........................................................        64,942
  Notes payable ...............................................................       360,000        460,000
                                                                                  -----------    -----------
     Total current liabilities ................................................       598,361        673,817

Shareholders' equity:
  Common stock, $.001 par value; 8,000,000 shares authorized; .................         3,000          3,000
     3,000,000 shares issued and outstanding
  Preferred stock, $.01 par value; 100,000 shares authorized, none outstanding
  Paid-in capital .............................................................     2,021,808      2,018,728
  Less: unearned compensation .................................................        (6,509)        (3,875)
  Retained earnings ...........................................................        97,412
                                                                                  -----------    -----------
     Total shareholders' equity ...............................................     2,115,711      2,017,853
                                                                                  -----------    -----------
     Total liabilities and shareholders' equity ...............................    $2,714,072    $ 2,691,670
                                                                                  ===========    ===========

  The accompanying notes are an integral part of these financial statements.

                                 M.D. LABS, INC.
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
               FOR THE THREE MONTHS ENDED AUGUST 31, 1996 AND 1995


                                                      1996         1995
                                                      ----         ----

Net sales .....................................   $1,059,325   $  977,990
Cost of goods sold ............................      320,910      259,395
                                                  ----------   ----------
Gross profit ..................................      738,415      718,595
Selling, general and administrative ...........      565,278      464,539
                                                  ----------   ----------
Income from operations ........................      173,137      254,056
Interest expense ..............................       10,783
                                                  ----------   ----------
Income before income tax ......................      162,354      254,056
Income tax ....................................       64,942
                                                  ----------   ----------
Net income ....................................   $   97,412   $  254,056
                                                  ==========   ==========
Proforma (1995) net income data:
  Income before income tax ....................      162,354      254,056
  Proforma income taxes .......................       64,942      101,622
                                                  ----------   ----------
Proforma net income ...........................   $   97,412   $  152,434
                                                  ==========   ==========
Proforma (1995) net income per share ..........   $     0.03   $     0.05
                                                  ==========   ==========
Shares used in net income per share ...........    3,199,140    3,197,940
                                                  ==========   ==========

  The accompanying notes are an integral part of these financial statements.

                                 M.D. LABS, INC.
           CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY (UNAUDITED)
                   FOR THE THREE MONTHS ENDED AUGUST 31, 1996

                                            COMMON     PAID-IN      RETAINED     UNEARNED
                                            STOCK      CAPITAL      EARNINGS   COMPENSATION        TOTAL
                                           -------   -----------    --------   -------------    -----------
Balances as of May 31, 1996 ...........    $ 3,000   $ 2,018,728          -0-  $      (3,875)   $ 2,017,853
Issuance of stock warrants ............                      850                        (850)
Issuance of stock options .............                    2,230                      (2,230)
Amortization of unearned
 compensation..........................                                                  446            446
Net income ............................                               97,412                         97,412
                                           -------   -----------    --------   -------------    -----------
Balances as of August 31, 1996             $ 3,000   $ 2,021,808    $ 97,412   $      (6,509)   $ 2,115,711
                                           =======   ===========    ========   =============    ===========

  The accompanying notes are an integral part of these financial statements.

                                 M.D. LABS, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
               FOR THE THREE MONTHS ENDED AUGUST 31, 1996 AND 1995

                                                                  1996        1995
                                                               ---------    ---------
Cash flows from operating activities:
  Net income ...............................................   $  97,412    $ 254,056
     Adjustments to reconcile net income to cash provided by
       operating activities:
       Depreciation and amortization .......................      36,060       39,931
     Changes in assets and liabilities:
       Decrease in accounts receivable .....................      98,712       70,672
       Increase in inventories .............................     (41,456)     (38,725)
       Increase in other current assets ....................     (22,007)     (17,831)
       Decrease in accounts payable and accrued expenses ...     (40,398)     (18,180)
       Increase in income tax payable ......................      64,942
                                                               ---------    ---------
          Net cash provided by operating activities ........     193,265      289,923
                                                               ---------    ---------
Cash flows from investing activities:
  Purchase of property and equipment .......................     (10,014)     (44,186)
  Increase in intangible assets, deposits and other assets .     (11,741)      (9,608)
                                                               ---------    ---------
          Net cash used by investing activities ............     (21,755      (53,794)
                                                               ---------    ---------
Cash flows from financing activities:
  Repayments of notes payable ..............................    (100,000)    (298,362)
                                                               ---------    ---------
          Net cash used by financing activities ............    (100,000)    (298,362)
                                                               ---------    ---------
Net increase (decrease) in cash and cash equivalents .......      71,510      (62,233)
Cash and cash equivalents, beginning of period .............      91,799      219,185
                                                               ---------    ---------
Cash and cash equivalents, end of period ...................   $ 163,309    $ 156,952
                                                               =========    =========

  The accompanying notes are an integral part of these financial statements.

                               M.D. Labs, Inc.

                  Notes to Consolidated Financial Statements for the three months ended August 31, 1996

1. BASIS OF PRESENTATION:

   The consolidated balance sheet as of August 31, 1996, the consolidated statements of income and cash flows for the three months ended August 31, 1996 and 1995, and the consolidated statement of shareholders' equity for the three months ended August 31, 1996 have been prepared by the Company without audit. In the opinion of management, all adjustments (which included only normal, recurring adjustments) necessary to present fairly the financial position at August 31, 1996, and the results of operations and cash flows for the periods presented have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for the full year.

2. STOCK WARRANTS:

   Warrant transactions for the quarter ended August 31, 1996:

                                             NUMBER OF     PRICE RANGE OF
                                              SHARES          WARRANTS
                                             ---------    -----------------
Outstanding at May 31, 1996 ..............    229,421     $0.50 - IPO Price
Granted ..................................    235,000     $3.50 - IPO Price
                                             ---------    -----------------
Outstanding at August 31, 1996 ...........    464,421     $0.50 - IPO Price
                                             =========    =================

   On June 2, 1996, the Company sold for $1,500 a warrant to purchase 75,000 shares at an exercise price of $5.00 and 75,000 shares at an exercise price of $10.00, exercisable immediately. Additionally, the Company granted an officer and a director warrants to purchase an aggregate total of 85,000 shares at an exercise price of $3.50. These warrants became exercisable at the end of fiscal years 1997, 1998 and 1999 according to the following schedule: 23,333, 28,333 and 33,334 shares, per year, respectively. The above 235,000 warrants expire on June 2, 2001.

   Total compensation expense related to the above-mentioned warrants for the quarter ended August 31, 1996 was $446.

   On September 14, 1996, warrants were granted, to a paid product endorser, to purchase 14,000 common shares at an exercise price of $6.00. These warrants become exercisable in equal increments at September 14, 1997 and 1998. The warrants expire on September 14, 2001.

   On September 13, 1996, warrants were granted, to an officer and director, to purchase 100,000 common shares at an exercise price of $7.00. This warrant becomes exercisable commencing August 1, 1996, and vests pro-rata each day during the year ending July 31, 1997 and expires on August 14, 2001.

3. STOCK OPTIONS:

   The Company has adopted a Stock Option Plan, dated June 1, 1996, for the granting of Incentive Stock Options and Nonqualified Stock Options. Officers, directors and employees of the Company are eligible to receive these options. The aggregate number of shares that may be issued pursuant to exercise of options granted under the Plan shall be 300,000 shares.

   Stock option transactions for the quarter ended August 31, 1996:

                                                      NUMBER OF   PRICE RANGE OF
                                                       SHARES         OPTIONS
                                                      --------    --------------
Outstanding at May 31, 1996 .....................            0
Granted .........................................      269,000     $3.50 - $8.00
Canceled ........................................       (1,000)    $3.50
                                                      --------
Outstanding at August 31, 1996 ..................      268,000     $3.50 - $8.00
                                                      ========

                               M.D. Labs, Inc.

   On June 1, 1996, options were granted to purchase 224,000 shares of common stock at $3.50 a share and additional options were granted to purchase 5,000 shares of common stock at $6.00 a share. These options will vest as to one third of the underlying shares on each of the June 1, 1997, 1998 and 1999. Also, options were granted to certain directors to purchase 40,000 shares of common stock at $8.00 a share. The directors' options were 100% vested as of September 1996.

4. THREATENED LITIGATION:

   In September 1996, the Company received correspondence from an overseas trading company threatening to institute litigation in Japan. The trading company alleges the Company breached a contract by failing to designate the trading company as the exclusive distributor of Citrium(TM) gum in Japan. The trading company is claiming damages of $500,000. The Company has not been served with a lawsuit in this matter as of October 23, 1996. The Company believes that it is reasonably possible that the allegations could result in the Company paying certain damages. As of August 31, 1996, the Company has not accrued any amounts in connection with this threatened litigation.

5. SUBSEQUENT EVENTS:

   The Company has filed a Form SB-2 Registration Statement for the proposed public offering of 1,300,000 common shares. A portion of the net proceeds of this offering will be used to develop new product lines and repay existing note agreements.

   The Company's royalty agreement for the Citrium gum was terminated in September 1996.

INSIDE BACK COVER:

12 photographs (4 rows x 3 columns) surrounding M.D. Labs Logo:

1.       Woman in lab coat operating computer
2.       Open field
3.       Truss of bridge from below
4. Back of woman in bathing suit at beach, leaning against fence
5.       Man water skiing
6.       Top half of woman in pool
7.       Man with arms raised in bike race
8.       Man climbing cliff
9.       Woman running
10.      Beaker and flask containing liquid

11.      Field with greenhouses in background

12.      Transmitter with clouds in background

   NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                   ----------
                               TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
Prospectus Summary ......................................................    3
The Company .............................................................    3
Risk Factors ............................................................    5
Use of Proceeds .........................................................   16
Limited Liability Company Distributions .................................   17
Dividend Policy .........................................................   17
Capitalization ..........................................................   17
Selected Financial Data .................................................   18
Dilution ................................................................   19
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations..............................................................   20
Business ................................................................   25
Management ..............................................................   36
Certain Transactions ....................................................   40
Principal Stockholders ..................................................   42
Description of Capital Stock ............................................   43
Shares Eligible for Future Sale .........................................   47
Underwriting ............................................................   48
Legal Matters ...........................................................   49
Experts .................................................................   49
Available Information ...................................................   50
Index to Financial Statements ...........................................   51


                                  ----------

   UNTIL ,  1996,  (25 DAYS  AFTER  THE DATE OF THIS  PROSPECTUS),  ALL  DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                1,300,000 SHARES

                             [M.D. LABS, INC. LOGO]
                                 COMMON STOCK


                                  ----------
                                  PROSPECTUS
                                  ----------


                                    SENTRA
                            SECURITIES CORPORATION


                                   SPELMAN
                                 & CO., INC.


                                            , 1996

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145(a) of the Delaware General Corporation Law (the "General Corporation Law") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

   Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

   Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense or any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

   Section 102(b)(7) of the General Corporation Law provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for violations of a director's duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, acting or failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Certificate of Incorporation contains such a provision.

   The Company's Bylaws provide that the Company shall indemnify officers and directors to the full extent permitted by and in the manner permissible under the laws of the State of Delaware.


   The Company is in the process of obtaining comprehensive directors and officers liability insurance coverage, and anticipates obtaining an insurance policy with an aggregate policy limit of not less than $3,000,000 for the benefit of its officers and directors insuring such persons against certain liabilities, including liabilities under the securities laws, no later than the effective date of this Offering.


   The Company has entered into indemnity agreements with its directors and officers for indemnification of and advance of expenses to such persons to the full extent permitted by law. The Company intends to execute such indemnity agreements with its future officers and directors.

   The Company and its officers, directors and other persons are entitled to be indemnified under certain circumstances for certain securities law violations in the Underwriting Agreement (attached on Exhibit 1.1 hereto).

   The holders of the Company's capital stock or warrants to purchase capital stock who have contractual registration rights are required to be indemnified by the Company against losses, claims, damages or liabilities arising out of any untrue statement of a material fact or omission thereof in a Registration Statement under the Securities Act of 1933. The Company's obligation to indemnify such holders includes the officers, directors and partners of such holders, some of whom are currently directors of the Company. The Company shall not be liable for any such indemnity to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or material omission in reliance upon and in conformity with written information furnished by such person to the Company, specifically for use therein.

   The indemnification provided as set forth above is not exclusive of any rights to which a director or officer of the Company may be entitled. The general effect of the forgoing provisions may be to reduce the circumstances in which a director or officer may be required to bear the economic burdens of the foregoing liabilities and expenses.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The  following   table  sets  forth  the  estimated   expenses   (other  than
underwriting discounts) to be born by the Registrant in connection with the issuance and distribution of the securities offered hereby:

                                                                        TOTAL
                                                                      ---------
SEC filing fee .....................................................  $  3,609
NASD filing fee ....................................................     1,547
Underwriter's non-accountable expense allowance ....................   313,950
Nasdaq National Market entry fee ...................................    26,500
Blue Sky fees and expenses, including legal fees ...................    15,000
Printing and engraving .............................................    75,000
Legal fees and expenses ............................................    90,000
Accounting fees and expenses .......................................    50,000
Transfer agent and registrar fees and expenses  ....................     2,000
Directors' and officers' liability insurance  ......................   100,000
Miscellaneous ......................................................    12,394
                                                                      ---------
  TOTAL ............................................................  $690,000
                                                                      =========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

   Set forth below is information regarding unregistered sales of the Company's Common Stock since January 1, 1996:


   On May 31, the Company issued 3,000,000 shares of its Common Stock in exchange for 100% of the outstanding units of membership interest in Houston Enterprises, L.L.C., the Company's predecessor in reliance on Section 4(2) and Rule 506 of the Securities Act. No cash was involved in the exchange. The membership units were held by the officers and directors of the Company and those who purchased the units as described in the following sentence. Certain of the units of interest in Houston Enterprises, L.L.C. were sold by members of Houston Enterprises, L.L.C. to persons who represented themselves as accredited investors for $105,000 per unit in the weeks prior to each unit being exchanged for 30,000 shares of the Company's Common Stock. The members paid a placement fee of $5,250 per unit placed and the Company issued warrants to purchase 10,765 shares of Common Stock to Capital West Holding Company, Inc., which acted as private placement agent for the selling members. In connection with the transactions, the Company also issued warrants to purchase an aggregate of 107,656 shares of Common Stock to entities associated with an attorney involved in the placement and to a director of the Company who subsequently resigned.


   On February 7, the Company issued warrants to purchase an aggregate of 21,000 shares of Common Stock, at an exercise price of $1.00 per share, to officers of the Company in connection with the purchase of Belnik Investment Group, Inc. from the officers. See "Certain Transactions." On that same date, the Company issued warrants to purchase 30,000 and 60,000 shares of Common Stock at exercise prices of $1.00 and $0.50 respectively, to an officer of the Company in connection with his employment agreement.


   On June 3, 1996, the Company issued a warrant to purchase 75,000 shares of Common Stock at an exercise price of $5.00 per share and another warrant to purchase 75,000 shares at an exercise price of $10.00 per share to Michael J. Dwyer, a stock broker familiar with the Company, for $1,500. On that same date, the Company issued a warrant to purchase 40,000 shares of Common Stock at an exercise price of $3.50 per share to a director of the Company in connection with his consulting agreement (see "Management"), and a warrant to purchase 45,000 shares of Common Stock at an excersize price of $3.50 per share to an employee of the Company.

   In September 1996, the Company granted warrants to purchase 100,000 shares and 14,000 shares to a Company director/consultant and a paid endorser of the Company's products, respectively in connection with their service agreements with the Company. The warrants to purchase 100,000 shares are exercisable at $7.00 per share and vest pro-rata each day during the year beginning August 1, 1996. The warrants to purchase 14,000 shares are exercisable at $6.00 per share, and vest 7,000 shares on each September 14, 1997 and September 14, 1998. The warrants were not issued for cash.

   Since June 1996, the Company has issued options to purchase an aggregate of 269,000 shares of Common Stock to its employees and directors pursuant to the Company's Stock Option Plan at option exercise prices ranging from $3.50 to $8.00 per share. There was no charge to the optionees for the grant of the options.

   Exemption from registration for each transaction described above, if deemed a sale of securities, was claimed pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 27. EXHIBITS.

   See Exhibit Index following the Signature page which is incorporated by herein by reference.

ITEM 28. UNDERTAKINGS.


   The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time the Commission declared it effective.

   (2) For determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


   In accordance with the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and has authorized this amended registration statement to be signed on its behalf by the undersigned in the City of Phoenix, State of Arizona, on October 25, 1996.


                                        M.D. LABS, INC.
                                        By: /s/ HOOMAN NIKZAD
                                        --------------------------------
                                        Hooman Nikzad
                                        Chief Executive Officer and Director

   In accordance with the requirements of the Securities Act of 1933, this amended registration statement was signed by the following persons in the capacities and on the dates indicated.

             PERSON                                 TITLE                            DATE
             ------                                 -----                            ----
 /s/        HOOMAN NIKZAD         Chief Executive Officer and Director        October 25, 1996
 ------------------------------- (Principal Executive Officer)
 Hooman Nikzad

 /s/       TODD P. BELFER         President and Director                      October 25, 1996
 -------------------------------
 Todd P. Belfer

 /s/  FARADJOLLAH DJAHANDIDEH*    Vice President, Operations,                 October 25, 1996
 -------------------------------  Secretary/Treasurer and Director
 Faradjollah Djahandideh

 /s/      BRADLEY A. DENTON       Chief Financial Officer, Vice President,    October 25, 1996
 -------------------------------  Assistant Secretary (Principal
 Bradley A. Denton                Financial and Accounting Officer)

 /s/      HARVEY A. BELFER*       Director                                    October 25, 1996
 -------------------------------
 Harvey A. Belfer

 /s/    ALLAN RICHARD LYONS*      Director                                    October 25, 1996
 -------------------------------
 Allan Richard Lyons

 /s/   KENNETH A. STEEL, JR.*     Director                                    October 25, 1996
 -------------------------------
 Kenneth A. Steel, Jr.

 *By: /s/ TODD P. BELFER
 -------------------------------
 Todd P. Belfer
 Attorney-in-fact

                                 M.D. LABS, INC.
              EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM SB-2
                                 AMENDMENT NO. 1

                                                                                     PREVIOUSLY        FILED
EXHIBIT NO.                            DESCRIPTION                                      FILED         HEREWITH
-----------                            -----------                                      -----         --------
 1.1            Proposed Form of Underwriting Agreement                                                  x
 1.2            Proposed Form of Selected Dealers Agreement                               x
 1.3            Proposed Form of Representatives' Warrants                                x
 3.1            Registrant's Amended Certificate of Incorporation                         x
 3.2            Registrant's Amended Bylaws                                               x
 4.1            Articles Fourth, Eighth and Ninth of Registrant's Certificate of          x
                Incorporation
 4.2            Articles II and VII of Registrant's Bylaws                                x
 4.3            Specimen Common Stock Certificate                                                        x
 5.1            Opinion of Quarles & Brady                                                               x
 5.2            Opinion of Bass & Ullman, P.C.                                                           x
10.1            Employment Agreement dated June 1, 1996 by and between
                Registrant and Hooman Nikzad                                              x
10.2            Employment Agreement dated June 1, 1996 by and between
                Registrant and Todd P. Belfer                                             x
10.3            Consulting and Noncompetition Agreement dated June 1, 1996 by and         x
                between Registrant and Harvey A. Belfer
10.4            Employment Agreement dated June 1, 1996 by and between Registrant         x
                and Faradjollah Djahandideh
10.5            Employment Agreement dated June 1, 1996 by and between Registrant         x
                and Bradley A. Denton
10.6            Stock Purchase Warrant dated February 7, 1996 issued to Hooman            x
                Nikzad
10.7            Stock Purchase Warrant dated February 7, 1996 issued to Todd P.           x
                Belfer
10.8            Stock Purchase Warrant dated February 7, 1996 issued to Bradley A.        x
                Denton
10.9            Stock Purchase Warrant dated June 3, 1996 issued to Harvey A. Belfer      x
10.10           Stock Purchase Warrant dated May 31, 1996 issued to Canyon Security,      x
                L.L.C.
10.11           Stock Purchase Warrant dated May 31, 1996 issued to JBV Investments,      x
                L.C.
10.12           Stock Purchase Warrant dated May 31, 1996 issued to Capital West          x
                Investment Holding Company, Inc.
10.13           Stock Purchase Warrant dated June 3, 1996 issued to Vincent Andrich       x
10.14           Stock Purchase Warrant dated June 3, 1996 issued to Michael J. Dwyer      x
10.14.1         Stock Purchase Warrant dated September 14, 1996 issued to Lee J.                         x
                Reherman

                                      EX-1

                                                                                      PREVIOUSLY       FILED
EXHIBIT NO.                            DESCRIPTION                                      FILED         HEREWITH
-----------                            -----------                                      -----         --------
10.15           Registrant's 1996 Stock Option Plan                                       x
10.16           Form of Grant Letter pursuant to 1996 Stock Option Plan                   x
10.17           Stock Purchase Agreement dated February 26, 1996 by and between           x
                Hooman Nikzad and Todd P. Belfer and Registrant
10.18           Purchase Agreement dated December 12, 1995 by and among Houston           x
                Enterprises, L.L.C., Marvin D. and Nancy P. Brody, Harvey A. Belfer,
                Todd P. Belfer, Hooman Nikzad and Faradjollah Djahandideh
10.19           Form of M.D. Labs, Inc. Share Subscription Agreement                                     x
10.20           Houston Enterprises, L.L.C. $300,000 Promissory Note payable to           x
                Belfer Labs, L.L.C. dated March 6, 1996
10.21           Product Purchase and Distribution Agreement dated January 2, 1996 by      x
                and between Belnik Investment Group, Inc. and Houston Enterprises,
                L.L.C. and related Promissory Note
10.22           Asset Purchase Agreement dated January 16, 1996 between Olympian          x
                Global, L.C. and Houston International, L.L.C. and related
                Promissory Note, Addendum and Security Agreement
10.22.1         Asset Purchase Agreement Amendment between the Registrant and Lance                      x
                Dreher
10.23           Facilities and Management Agreement dated January 2, 1995 between         x
                Houston Enterprises, L.L.C. and Belnik Investment Group, Inc.
10.24           Standard Lease dated April 25, 1995 between PS Partners VI, Ltd. and      x
                Houston International, L.L.C.
10.25           Marketing Services Agreement dated March 18, 1996 between Pure            x
                Source International, Ltd. and Houston International, L.L.C.
10.26           Form of Directors' and Officers' Indemnification Agreement                x
10.27           Form of Lock-up Agreement between the Registrant, its executive                          x
                officers and directors and Spelman & Co., Inc.
10.28           Contract regarding Women's Nature(TM) Natural Balance Tea between                        x
                Houston International, L.L.C. and Dr. Lori G. Kimata dated February
                21, 1996
10.29           Consulting and Noncompetition Agreement between the Registrant and                       x
                Kenneth A. Steel, Jr. effective September 13, 1996
10.30           Stock Purchase Warrant dated September 13, 1996 issued to Kenneth A.                     x
                Steel, Jr.
10.31           Personal Services Agreement dated September 13, 1996 between the                         x
                Registrant and Lee J. Reherman
10.32           Consulting Agreement between the Registrant and Chad Coy dated                           x
                October 10, 1996
10.33           Contract regarding Women's Nature PMS Tea between Houston                                x
                International, L.L.C. and Dr. Lori Kimata dated March 15, 1996
11.1            Statement regarding computation of per-share earnings                                    x
21.1            Subsidiaries of the Registrant                                            x
23.1            Consent of Coopers & Lybrand L.L.P.                                                      x
23.2            Consent of Quarles & Brady (included in Exhibit 5.1)                                     x
23.3            Consent of Bass & Ullman, P.C.                                                           x

                                      EX-2

                                                                                        PREVIOUSLY     FILED
EXHIBIT NO.                            DESCRIPTION                                         FILED       HEREWITH
-----------                            -----------                                         -----       --------
24              Powers of attorney                                                         x
27              Financial Data Schedule                                                                  x

                                      EX-3